   Filed pursuant to Rule 424(b)(2)
                 Registration Statement No. 333-167799

PROSPECTUS

FULL THROTTLE INDOOR KART RACING INC.
4950 S. Yosemite Street, F2 #339, Greenwood Village, Colorado 80111
ph. # (303) 221 7223

350,000 SHARES OF OUR COMMON STOCK

This prospectus relates to the sale of up to 350,000 shares of common stock of Full Throttle Indoor Kart Racing Inc. We usually refer to Full Throttle Indoor Kart Racing Inc., as “”Full Throttle”.

No public market currently exists for our shares.   Our officers and directors will sell the shares without commission and may purchase shares in the offering.  After the effective date of this prospectus, we intend to advertise, through print notices, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. We will also distribute the prospectus to potential investors at meetings and to our friends and relatives who are interested in Full Throttle as a possible investment.  Assuming completion of at least the minimum offering and our remaining current in our SEC reporting, we intend to solicit broker-dealers for an interest in making a market for our common stock by initiating quotations.  We will rely upon referrals from our board of directors to identify possible market makers.  However initiating quotations can be a difficult and time consuming process for the broker-dealer who is prohibited from accepting any compensation for initiating quotation.  As a result, there can be no assurance that we will be successful at attracting a broker-dealer to serve as an initial market maker.

Securities Offered:	Up to 350,000 Shares at $10.00 per Share in a minimum offering of 190,000 shares ($1,900,000) and a maximum offering of 350,000 shares ($3,500,000).

Offering Period:
One hundred and fifty days from the date of this prospectus, October 7, 2011 to reach the minimum offering and if the minimum is raised, thereafter until  all Shares are sold or the offering is terminated earlier by Full Throttle.

Terms of the Offering/Minimum Offering Escrow:	The Offering is being conducted by the officers and directors of Full Throttle, where lawfully permitted, on a best efforts basis. Sale proceeds shall be deposited with the Escrow Agent:

LAND TITLE GUARANTEE COMPANY
5975 Greenwood Plaza Blvd., Suite 125, Greenwood Village, CO 80111

Key Bank
ABA # 3070 7026 7                                                      Account   769681042982
Account Name: Land Title as Escrow Agent for Full Throttle Indoor Kart Racing Inc.

Proceeds will be released to Full Throttle upon receipt of the minimum offering proceeds or returned to the investor if the minimum offering has not been sold by the end of the offering period.  Interested investors will be provided subscription documents upon request.  Completed subscriptions should be returned to the Escrow Agent with payment for the Shares subscribed prior to the expiration of the Offering Period. Full Throttle also reserves the right to reject any subscription. Upon completion of the Offering, certificates for the Shares will be delivered to the Subscriber within 10 business days.   We will receive approximately $1,862,250 of net offering proceeds if the minimum offering is sold and approximately $3,462,250 if the maximum offering is sold.  We will use the net proceeds for development of our indoor kart racing business in the Denver metropolitan area as described herein.  No sales agents have been engaged and no commissions are expected to be paid on the offering.    More information is provided in the section titled “Plan of Distribution” on page 9.

We do not believe that our common stock should be deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Act of 1934.  However in the future our common stock may be deemed so by Brokers/Dealers dealing in penny stocks who are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, brokers/dealers are required to determine whether an investment in a penny stock is suitable investment for a prospective investor.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE “RISK FACTORS” BEGINNING ON PAGE 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is May 20, 2011.

WHERE YOU CAN GET ADDITIONAL INFORMATION
We have filed with the Securities and Exchange Commission, 100 F Street, N.E. Washington, D.C. 20549, under the Securities Act of 1933 a registration statement on Form S-1 of which this prospectus is a part, with respect to the common shares offered hereby. We have not included in this prospectus all the information contained in the registration statement, and you should refer to the registration statement and our exhibits for further information.

We have described all material terms thereof in the prospectus. Any statement in this prospectus about any of our contracts or other documents is not necessarily complete. If the contract or document is filed as an exhibit to the registration statement, the contract or document is deemed to modify the description contained in this prospectus and will not contradict the terms. You must review the exhibits themselves for a complete description of the contract or document.

In the Registration Statement, certain items of which are contained in exhibits and schedules as permitted by the rules and regulations of the Securities and Exchange Commission. You can obtain a copy of the Registration Statement from the Securities and Exchange Commission by mail from the Public Reference Room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. In addition, the Securities and Exchange Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The Securities and Exchange Commission's telephone number is 1-800-SEC-0330.

These SEC filings are also available to the public from commercial document retrieval services.

TABLE OF CONTENTS

Offering Summary	3

Risk Factors	4

Use of Proceeds	8

Determination of Offering Price	8

Dilution	8

Plan of Distribution	9

Description of Securities, Related Stockholder Matters	10

Legal Matters	10

Experts	10

Business of Full Throttle Indoor Kart Racing, Inc.	11

Facilities and Location	18

Legal Proceedings	20

Management’s Discussion and Analysis / Plan of Operations	21

Directors and Executive Officers	25

Executive Compensation	27

Corporate Governance	28

Security Ownership of Certain Beneficial Owners and Management	30

Certain Relationships And Related Transactions	30

Disclosure of Commission Position on Indemnification	30

Financial Statements	F-1

OFFERING SUMMARY

The following is only a summary of the information, financial statements, and notes included in this Prospectus. You should read the entire prospectus carefully, including “Risk Factors” and our financial statements and notes to the financial statements before making an investment in Full Throttle.

OVERVIEW
We, Full Throttle Indoor Kart Racing Inc., are a development stage company and do not have sufficient funds to execute our plan.  Our auditor has expressed substantial doubt as to our ability to continue as a going concern.  We have limited operating history and in fact have no operating location, no full or part time employees other than our president and have generated no income.  We have suffered losses since inception as we have incurred project development costs.  As of February 28, 2011 we have cash reserves of $ 15,031.  During the current fiscal quarter, our President contributed an additional $20,000 to the company.  Our losses since inception on July 10, 2009 through the fiscal year ended May 31, 2010, our most recent audited period are $11,086.  Our losses from the fiscal quarter ended February 28, 011 are $ 17,245 bringing our losses from inception to February 28, 2011 to $69,280.  Our most significant expenses for the fiscal year ended May 31, 2010 were professional fees for legal and accounting expenses of $4,150 which includes stock based compensation of $1,500 to our chief financial officer and $1,000 to outside legal counsel.  For the nine month period ended February 28, 2011 our most significant unaudited expenses were professional fees for legal and accounting expenses of $28,854.Our current burn rate has been $3,000 per month or less.  We believe our current burn rate of our cash resources for these activities will allow us to remain solvent throughout the offering period but we will not be able to execute our business plans and commence operations without the raising of capital from this offering.

Assuming successful sales of our offering, we will use the proceeds as set forth in the Use of Proceeds section of this prospectus.  We believe the $200,000 allocated to fund ongoing operations will provide us the necessary liquidity needed for the first two quarters of operations under the minimum offering and the $300,000 allocated to fund ongoing operations will provide us the necessary liquidity needed for the first three quarters of operations under the maximum offering.

If we are unable to raise funds from the offering we will not be able to move forward and commence operations and our business may fail.

We intend to be an upscale, race themed entertainment venue, targeting adults 18 and older.  Full Throttle Indoor Kart Racing™ plans to offer patrons an entertainment experience in which they may participate in wheel to wheel racing in high performance race karts designed and modified for use in indoor kart racing.  Full Throttle Indoor Kart Racing™ intends to be housed inside a climate controlled facility and plans to feature high performance go-karts with Formula 1 inspired and designed tracks utilizing computerized timing systems.  We believe having corporate meeting rooms equipped with audio visual capability combined with a sports bar / snack bar will allow Full Throttle Indoor Kart Racing™ to distinguish itself from typical outdoor concession go-kart tracks or outdoor kart racing facilities.  Full Throttle’s business model is based upon indoor go-kart racing facilities developed in Europe and other parts of the world and is currently a relatively new and expanding market here in the United States.

Securities Offered:	Up to 350,000 Shares at $10.00 per Share in a minimum offering of 190,000 shares ($1,900,000) and a maximum offering of 350,000 shares ($3,500,000).

	Minimum Shares Buy: Minimum Buy Price:	100 shares $1,000

Offering Period:
One hundred and fifty days from the date of this prospectus, October 17, 2011 to reach the minimum offering and if the minimum is raised, thereafter until all Shares are sold or the offering is terminated earlier by Full Throttle.

Terms of the Offering/Minimum Offering Escrow:
The Offering is being conducted by Full Throttle, where lawfully permitted, on a best efforts basis.   Sale proceeds up shall be deposited with the Escrow Agent:

LAND TITLE GUARANTEE COMPANY
5975 Greenwood Plaza Blvd., Suite 125, Greenwood Village, CO 80111

Key Bank
ABA # 3070 7026 7                                                      Account   769681042982
Account Name: Land Title as Escrow Agent for Full Throttle Indoor Kart Racing Inc.

Proceeds will be released to Full Throttle Indoor Kart Racing™ upon receipt of the minimum offering proceeds or returned to the investor if the minimum offering has not been sold by the end of the offering period.  Interested investors will be provided subscription documents upon request.  Completed subscriptions should be returned to the Escrow Agent with payment for the Shares subscribed prior to the expiration of the Offering Period. Full Throttle Indoor Kart Racing™ also reserves the right to reject any subscription. Subscriptions are irrevocable once accepted.  Upon completion of the Offering, certificates for the Shares will be delivered to the Subscriber within 10 business days.   We will receive approximately $1,862,250 of net offering proceeds if the minimum offering is sold and approximately $3,462,250 if the maximum offering is sold.  We will use the net proceeds for development of our indoor kart racing business in the Denver metropolitan area as described herein.  No sales agents have been engaged and no commissions are expected to be paid on the offering.

See “Business of Full Throttle” on page 11 and “Plan of Distribution” on page 9.

RISK FACTORS

When considering the merit of this proposed business venture please consider carefully that the purchase of the common stock of Full Throttle Indoor Kart Racing™ (Full Throttle) involves a number of significant risks and other important factors, relating to investments in general and relating to the operational and other objectives of Full Throttle Indoor Kart Racing™.

Investment in the common stock of Full Throttle is speculative and involves a high risk of loss.  The common stock should be considered for purchase only by persons of substantial means who have no need for liquidity with respect to this investment and who can bear the economic risk of a total loss of their investment.

In considering the purchase of the common stock, prospective investors should consider the following risk factors:

RISKS RELATED TO OUR BUSINESS

Report of Independent Registered Public Accounting Firm
The report of independent registered public accounting firm advises potential investors that it assumes the company will continue as a going concern but that the company has limited operating history and has suffered operating losses since inception which raises substantial doubt about the company’s ability to continue as a going concern without a successful offering.  Read the Report of Independent Registered Public Accounting Firm and Notes to Financial Statements.

Development Stage Company; No Operating History
Full Throttle is a new business.  Full Throttle’s operations are subject to all risks inherent in the establishment of a new business enterprise and the development and marketing of a new upscale entertainment facility.  The likelihood of the success of Full Throttle must be considered in light of the problems, expenses, complications, and delays frequently encountered in connection with the formation of a new business.  To date, Full Throttle has no operating locations and has generated no revenues.  In order to generate revenue, it will be necessary for Full Throttle to establish operations, market its entertainment offerings and commence operations.  As of February 28, 2011, our net loss from inception was $69,280 and we had $15,031 in cash.

Because Full Throttle has no operating history, it is difficult to predict the future performance of Full Throttle
Full Throttle was incorporated in July 2009, has no operational facilities and, therefore, has limited operating and financial history available to help stockholders evaluate its past performance. Moreover, Full Throttle’s limited historical financial results may not accurately predict the future performance of Full Throttle. Companies in their initial stages of development present substantial business and financial risks and may suffer significant losses. As a result of the risks specific to Full Throttle’s new business and those associated with new companies in general, it is possible that we may not be successful in implementing our business strategy.

We Will Incur Expenses as a Public Company
As a public company Full Throttle will incur legal and accounting expenses with respect to compliance with Securities and Exchange Commission reporting.  We estimate these expenses to be $50,000 per year.  Our officers have limited experience in running a public company and will rely upon our directors, legal counsel and third party consultants as necessary.  Such additional expense will increase the amount of revenue required to achieve profitability.

Status of Project Development
Full Throttle has a fully developed business plan and has identified a number of potential locations for consideration for Full Throttle Indoor Kart Racing™.  Full Throttle is reviewing specific sites as to suitability and intends to approach the building owners with a letter of interest and a proposed lease structure.  There can be no assurance of acceptance of the proposed lease or approval of zoning at this time.  Furthermore, a final commitment to any lease, purchase of equipment and final presentations to city council pursuant to zoning approval is dependent upon the successful capitalization of the project.

We are dependent on our Chief Executive Officer, the loss of whom could significantly harm our business and operations
Full Throttle depends on the efforts of our President and Chief Executive, Richard Herrera. The loss of Mr. Herrera could materially and adversely affect the business, financial condition and results of operations of Full Throttle.

Our future growth and profitability will depend to a great extent upon the effectiveness and efficiency of our marketing expenditures to:

o	locate and develop our facility;

o	create awareness of our facility;

o	identify the most effective and efficient level of spending in each market, media and specific media vehicle;

o	determine the appropriate creative message and media mix for advertising, marketing and promotional expenditures;

o	effectively manage marketing costs (including creative and media) in order to maintain acceptable customer acquisition costs; and

o	select the right market, media and specific media vehicle in which to advertise.

The market for indoor kart racing is relatively new in the United States and competes with a multitude of recreational and entertainment options.  We may not be able to effectively drive market interest and acceptance
A limited number of similar indoor kart racing businesses exist in the United States and information on their market acceptance and sales is limited.  However the market for recreational and entertainment options is well developed and highly varied.   We may not be able to attract customers to a new form of entertainment and thereby compete effectively with long established competitors.  Most of our non-karting competitors have long operating histories, significantly greater existing user bases and//or financial and/or other resources than we do.

Entertainment expenditures by individuals are dependent on discretionary income
The current or a future economic downturn may cause a reduction in discretionary income for our potential customer base.  As such, individuals and/or groups may not be able to, or be as willing to make entertainment related expenditures.  This could affect the overall financial performance of the company negatively.

The use of our products and services involves product liability and other risks
Like other companies that sell recreational activities, Full Throttle faces an inherent risk of exposure to liability claims if the activity results in illness or injury.  The successful assertion or settlement of a claim or a significant number of insured claims could harm Full Throttle by adding costs to the business and by diverting the attention of senior management from the operation of the business.  Full Throttle may also be subject to claims that its activities and/or products:

•	cause exposure to contaminants
•	are improperly labeled
•	have inadequate instructions or inadequate warnings

While we intend to obtain liability insurance, litigation, even if not meritorious, is very expensive and could also entail adverse publicity for Full Throttle, thereby reducing revenue and operating results.

Possible Injury or Death
Operating any motor vehicle involves some inherent risk. Operating a motorized vehicle in a competitive wheel to wheel racing format increases the exposure to injury to the participants. Injury or death could result in the event of an accident. Health ailments, whether known or unknown to the participant, could be triggered from the high intensity and the physical demands of the activity. These could result in injury or death. Pregnant individuals could risk complications to themselves and their unborn fetus, including death, as a result of their participation.
Company may not be Able to Obtain Sufficient Insurance Coverage
Full Throttle may not be able to obtain sufficient liability insurance coverage at favorable rates or may incur insurance requirements that may be financially prohibitive.  Until Full Throttle is adequately capitalized and has formed and then solicits for insurance quotes there is no certainty of obtaining coverage.

We may not successfully manage our growth
Full Throttle’s success will depend upon the development and expansion of our operations and the effective management of our growth, which could place a significant strain on our management and administrative, operational, and financial resources. To manage this growth, should there be growth, it is likely we would need to expand our facilities, augment our operational, financial and management systems, and hire and train additional qualified personnel.  If we were unable to manage our growth effectively, our business could be harmed.

Full Throttle Indoor Kart Racing™ may not be aware of potential competitors
We are entering an open market where there is no exclusivity for concept or market area served.  There can be no assurance that other individuals or groups are not working on a similar project with the same or similar scope as Full Throttle Indoor Kart Racing™ with intentions to operate in the same market area.  In as much as there is no requirement for others to reveal their business plans with Full Throttle we may find that potential competitors are either planning to open operations or will be operational before Full Throttle Indoor Kart Racing is operational or choose to enter the market at some time in the future.

Full Throttle may need additional financing to continue and grow operations.  Such financing may not be available on acceptable terms
 Full Throttle may need to raise additional funds to fund our operations or grow our business. Additional financing may not be available on terms or at times favorable to us, or at all.  If adequate funding is not available when required or on acceptable terms, Full Throttle may not be able to continue and/or grow its operations.  In addition, such financing transactions, if successful, may dilute the relative value of our stock. If that were to happen, it could potentially lead to the issuance of securities with rights, preferences, and other characteristics superior to those of the common stock and, in the case of debt financings, could subject Full Throttle to covenants that restrict its ability to freely operate its business.

The location and facility will be subject to local zoning standards
Full Throttle may not be able to obtain zoning for its operations.  Zoning for any location falls under auspices of local city or county governments.  Even with initial approval for use in a given location there can be no guarantee that zoning approval may be rescinded based on a determination that the location may have greater value to the community utilized by a business deemed to be a greater use.

The recreational activity industry is subject to governmental regulation that could increase in severity and hurt results of operations
The recreational activity industry is subject primarily to state and local governmental regulation relating to the operation of facilities, employment, age restrictions and pollution control, including air emissions. If state, or local regulation of the industry increases for any reason, then Full Throttle may be required to incur significant expense, as well as modify its operations to comply with new regulatory requirements, which could harm operating results. Additionally, remedies available in any potential administrative or regulatory actions may require Full Throttle to refund amounts paid by all affected customers or pay other damages, which could be substantial.  Any such determination could have a material adverse effect on our business, financial condition and results of operations. Under environmental laws, we are exposed to liability primarily as an owner and operator of real property, and as such, we may be responsible for the clean-up or other remediation of contaminated property. Environmental laws and regulations can change rapidly and we may become subject to more stringent environmental laws and regulations in the future that may be retroactively applied to earlier events. In addition, compliance with more stringent environmental laws and regulations could involve significant capital investments.

Fuel cost could rise astronomically or rationing may occur
Full Throttle intends to utilize internal combustion engines fueled with E85.  There is the possibility that fuel shortages may occur in the future that may escalate prices beyond Full Throttle’s ability to maintain profitability or rationing may create a scenario in which Full Throttle cannot economically operate its fleet to make a profit.

Regulation on Release of Carbon could affect operations
There is no known legislation or rules regarding this subject.  If regulation on the release of carbon into the atmosphere is enacted we do not know how it would affect this industry.

State issued vehicle operator’s license may become mandated by the state or insurance agencies
State or insurance agencies could mandate that only individuals that have current state issued vehicle operators’ licenses will be allowed to operate karts.  If this requirement were to be implemented the income potential of Full Throttle could be impaired and result in lower income revenues and financial performance of Full Throttle.

Our business model is not protected by patents or registered copyrights and, as a result, our competitors may be able to copy our business model to compete against us
We do not have any patents or exclusive licenses regarding our business model or the karts we intend to purchase.  It is our intent to have all of our personnel sign confidentiality agreements with Full Throttle as a condition of employment.  Pursuant to those agreements, our employees must agree to keep confidential and not use our trade secrets except to the benefit of Full Throttle.  We plan to use appropriate copyright notices with our promotional materials.  Despite these efforts, it may be possible for our competitors or customers to copy aspects of our business model.  This could have a material adverse effect on our business, financial condition, and results of operations.

There is no guarantee that Karts and repair parts will be available
Full Throttle does not manufacture karts.  We intend to source complete units as well as service and repair parts from companies specializing in the manufacture of Karts.  Our sources could cease manufacturing and, if no alternatives are available in the market place, complete Kart units and repair parts could become unavailable or prohibitive in cost.

RISKS ASSOCIATED WITH INVESTING IN OUR COMMON SHARES

Sale of offering proceeds shall be deposited with the Escrow Agent
Monies or funds used to subscribe to Full Throttles Indoor Kart Racing Inc. offering will be held in a non interest bearing escrow account until the minimum offering amount is raised.  Subscriptions are irrevocable.  The funds will earn no interest and will not be liquid during this period.  Individuals needing funds to be liquid are reminded to take this fact into consideration before investing in this offering.

There is no established trading market for our common shares, and there can be no assurance that an established trading market will develop.

If a trading market for our common shares does develop, trading prices may be volatile
In the event that a trading market develops for our common shares, the market price of such shares may be based on factors that may not be indicative of future market performance. Consequently, the market price of our shares may vary greatly. If a market develops for our shares develops in the future, there is a significant risk that our share price may fluctuate dramatically in response to any of the following factors, some of which are beyond our control:

o	variations in our quarterly operating results;

o	announcements that our revenue or income/loss levels are above or below analysts’ expectations;

o	general economic slowdowns;

o	changes in market valuations of similar companies;

o	announcements by us or our competitors;

o	acquisitions, strategic partnerships, joint ventures or capital commitments.

Because we became public by means of a “self underwritten offering”, we may not be able to attract the attention of major brokerage firms
Additional risks may exist since we intend to become public through a “self underwritten offering.”  Securities analysts of major brokerage firms may not provide coverage of us since there is little incentive to brokerage firms to recommend the purchase of our common shares.  No assurance can be given that brokerage firms will want to assist us in establishing a public trading market or conduct any secondary offerings on behalf of our company in the future.

Our common shares may be considered a “penny stock” and may be difficult to sell
The Securities and Exchange Commission has adopted regulations which generally define a “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. Any subsequent market price of our shares, if an active trading market develops, may be less than $5.00 per share and, therefore, it may be designated as a “penny stock” according to the Commission’s rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our shares and may affect the ability of investors to sell their shares.

We are not required to meet or maintain any listing standards for our common stock to be quoted on the OTC Bulletin Board or in the Pink Sheets, which could affect our stockholders’ ability to access trading information about our common stock
The OTC Bulletin Board and the OTCMarkets.com are each separate and distinct from the Nasdaq Stock Market and any national stock exchange, such as the New York Stock Exchange or the American Stock Exchange.   Although the OTC Bulletin Board is a regulated quotation service operated by the Financial Industry Regulatory Authority (FINRA), that displays real-time quotes, last sale prices, and volume information in over-the-counter (“OTC”) equity securities like our common stock, and although OTCMarkets.com is an Internet-based, real-time quotation service for OTC equities for market makers and brokers that provides pricing and financial information for the OTC securities markets, we are not required to meet or maintain any qualitative or quantitative standards for our common stock to be quoted on either the OTC Bulletin Board or in the Pink Sheets. Our common stock does not presently meet the minimum listing standards for listing on the Nasdaq Stock Market or any national securities exchange, which could affect our stockholders’ ability to access trading information about our common stock. Additionally, we are required to satisfy the reporting requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). If we fail to do so, our shares may no longer be quoted on the OTC.  Assuming completion of at least the minimum offering and our remaining current in our SEC reporting, we intend to solicit broker-dealers for an interest in making a market for our common stock by initiating quotations.  We will rely upon referrals from our board of directors to identify possible market makers.  However initiating quotations can be a difficult and time consuming process for the broker-dealer who is prohibited from accepting any compensation for initiating quotation.  As a result, there can be no assurance that we will be successful at attracting a broker-dealer to serve as an initial market maker.

It is uncertain whether we will ever pay dividends
We have never paid any cash dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future.  The future payment of dividends on our common stock will depend on our earnings, financial condition and other business and economic factors, that the Board of Directors of Full Throttle may consider relevant.

We currently and intend to continue to have a staggered Board of Directors.  As such it might take time and may be difficult to change the board.
We currently have three classes of director.  Each class of director is intended to hold a 4-year term.  Terms for each class of director commence and end in accordance with the following schedule.  After which, each class is intended to have a 4-year term.

Class	Commencing	Term Ends
I	August 1, 2009	July 31, 2013
II	August 1, 2009	July 31, 2014
III	August 1, 2009	July 31, 2015

The members of the Board of Directors shall be elected at the annual meeting of shareholders and shall hold office until the end of their term at the next succeeding annual meeting, or until their successors shall be elected and shall qualify.

FORWARD-LOOKING STATEMENTS
Except for historical information, the information contained in this Prospectus contains “forward-looking” statements. These forward-looking statements include, but are not limited to, discussion, descriptions and examples about our industry, plans, objectives, expectations, intentions and assumptions and other statements contained in the Prospectus that are not historical facts. When used in this Prospectus, the words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, including those described in this “Risk Factors” section, our actual operating results and financial performance may prove to be very different from what might have been predicted as of the date of this Prospectus or the dates of our reports filed with the SEC, as the case may be. The risks described herein address some of the factors that may influence our future operating results and financial performance.

USE OF PROCEEDS

Full Throttle intends to utilize the proceeds from the sale of its common stock for the development, working capital and other corporate purposes of Full Throttle Indoor Kart Racing™.   We intend to initiate execution of our business plan when the minimum ($1,900,000) initial capitalization funding has been raised.  We intend to continue the offering until the maximum ($3,500,000) has been raised.  We estimate our offering expenses as $37,750.  Other than our President’s salary, no other officer or director will be paid a salary or retainer from offering proceeds.

Milestone Expenditures from Offering Proceeds	Min. Offering $1,900,000	Max. Offering $3,500,000
Offering Expenses	$37,750	$37,750
President Salary	$50,000	$50,000
Hire Managers and Staff / Human Resources Services	$20,700	$32,000
Hire Maintenance and Repair Technicians	$6,550	$8,250
Legal / Bus Permits / licenses	$10,500	$13,000
Kitchen, Sports Bar, Conference Rooms	$0	$650,000
Lobby, Restrooms, Driver Orientation, Locker Rooms, Shop	$449,000	$449,000
Interior & Exterior Design and Approval	$73,000	$123,000
Kart Fleet / Service Parts	$197,000	$380,000
Tools, Fuel and Maintenance Equipment	$23,000	$28,000
Drivers Suits / Helmets / Uniforms / Furniture	$49,000	$104,000
Retail Inventory	$7,500	$25,000
Decorate Facility	$30,000	$150,000
Track Barrier System, Track Area Setup and Fencing Setup	$420,000	$420,000
Timing and Scoring / Audio Visual	$110,000	$110,000
Race Playback / Conference Room Equipment	$0	$280,000
Web Site Development	$5,000	$25,000
Advertising and Publicity	$10,000	$25,000
Signage	$15,000	$15,000
Utilities / Insurance / Contingency	$186,000	$275,000
Working Capital to Fund Ongoing Operations	$200,000	$300,000

We believe the $200,000 allocated to fund ongoing operations will provide us the necessary liquidity needed for the first two quarters of operations under the minimum offering and the $300,000 allocated to fund ongoing operations will provide us the necessary liquidity needed for the first three quarters of operations under the maximum offering.

DETERMINATION OF OFFERING PRICE

Our offering price was arbitrarily determined by Full Throttle Indoor Kart Racing™ based upon our capital requirements and not upon any objective standard or independent assessment of value.

DILUTION

If you invest in our shares, your interest will be diluted to the extent of the difference between the initial public offering price per share and the pro forma net tangible book value per share after the offering. Dilution results from the fact that the per share offering price is substantially in excess of the book value per share attributable to the existing shareholders for our presently outstanding shares. The company has 160,000 shares outstanding.  Our net tangible book value attributable to shareholders as of February 28, 2011 was $35,030 or approximately $0.22 per share. Unaudited net tangible book value per ordinary share as of February 28, 2011 represents the amount of total tangible assets less goodwill, acquired intangible assets net and total liabilities, divided by the number of shares outstanding.

If the minimum offering is sold, we will have 350,000 shares outstanding upon completion of the offering. Our post offering pro forma net tangible book value, which gives effect to receipt of the net proceeds from the offering and issuance of additional shares in the offering, but does not take into consideration any other changes in our net tangible book value after February 28, 2011, will be approximately $1,897,280 or $5.42per share. This would result in dilution to investors in this offering of approximately $4.58 per share or approximately 46% from the offering price of $10.00 per share. Net tangible book value per ordinary share would increase to the benefit of present stockholders by $5.20 per share attributable to the purchase of the shares by investors in this offering.

If the maximum offering is sold, we will have 510,000 shares outstanding upon completion of the offering. Our post offering pro forma net tangible book value, which gives effect to receipt of the net proceeds from the offering and issuance of additional shares in the offering, but does not take into consideration any other changes in our net tangible book value after February 28, 2011, will be approximately $3,499,280  or $6.86 per ordinary share. This would result in dilution to investors in this offering of approximately $3.14 per share or approximately 31.4% from the assumed offering price of $10.00 per share. Net tangible book value per share would increase to the benefit of present shareholders by $6.64  per share attributable to the purchase of the shares by investors in this offering.

The following table sets forth the estimated net tangible book value per ordinary share after the offering and the dilution to persons purchasing shares based on the foregoing minimum and maximum offering assumptions.

	Minimum Offering(1)	Maximum Offering(2)
Assumed offering price per share	$10.00	$10.00
Net tangible book value per share before the offering	$.22	$.22
Increase per share attributable to payments by new investors	$5.20	$6.64
Pro forma net tangible book value per share after the offering	$5.42	$6.86
Dilution per share to new investors	$4.58	$3.14

(1)	Assumes net proceeds from offering of 190,000 shares of $1,862,250.

(2)	Assumes net proceeds from offering of 350,000 shares of $3,462,250.

PLAN OF DISTRIBUTION

Our officers and directors will sell the common shares on a self-underwritten basis and receive no discounts or commissions on the sale of Full Throttle’s common shares.  Our officers and directors will deliver prospectuses to offerees who they believe might have an interest in purchasing all or a part of this offering in accordance with all securities regulations and local laws.  An investor will be required to complete a subscription agreement in order to purchase shares. Subscriptions are irrevocable upon acceptance.  Our officers and directors will not register as a broker/dealer under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker/dealer. The conditions are that:

1.	The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,
2.	The person is not at the time of their participation, an associated person of a broker/dealer; and,
3.
The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Our officers and directors are not statutorily disqualified, are not being compensated, and are not associated with a broker/dealer. They will continue to be our officers and directors at the end of the offering and have not been during the last twelve months and are currently not a broker/dealer or associated with a broker/dealer. Our officers and directors and will not participate in the sale of securities of any issuer more than once every twelve months. Only after the SEC declares our registration statement effective, do we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. We will also distribute the prospectus to potential investors at the meetings and to our friends and relatives who are interested in us as a possible investment in the offering.

In order to buy shares you must complete and execute the subscription agreement and return it to the Escrow Agent, LAND TITLE GUARANTEE COMPANY, 5975 Greenwood Plaza Blvd., Suite 125, Greenwood Village, CO 80111.   Payment of the purchase price must be made by check payable to the order of Full Throttle Indoor Kart Racing Inc. The check may be delivered directly to the Escrow Agent at the above-mentioned address on or before the expiration of the offering period on October 17, 2011.   We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions or if we fail to sell the minimum number of Shares before the offering period expires will be returned immediately to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

Penny Stock Rules / Section 15(g) of the Exchange Act
Any subsequently developed market price for our shares may result in our shares being  considered penny stock covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. These rules impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors who are generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules. Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales person’s compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approved the transaction for the customer’s account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the NASD’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

The application of the penny stock rules may affect your ability to resell your shares due to broker-dealer reluctance to undertake the above-described regulatory burdens.

DESCRIPTION OF SECURITIES and RELATED STOCKHOLDER MATTERS

We are authorized to issue up to 25,000,000 shares of our $0.0001 par value common stock. Each share is entitled to one vote on matters submitted to a vote of the shareholders. There is no cumulative voting of the common stock. The common stock shares have no redemption provisions nor any preemptive rights. Common Stock is entitled to receive dividends as and when declared by the board of directors.  Since inception no dividends have been declared and none are anticipated as of the date of this prospectus.  We are also authorized to issue up to 5,000,000 shares of preferred stock, the rights and preferences of which may be set from time to time prior to issuance by the Board of Directors.

As of the date of this prospectus, there are 160,000 shares of common stock outstanding held by seven persons.  None of these shares are presently eligible for re-sale under Rule 144.

Equity Compensation Plan Information

The board of directors has reserved 10,000 shares for future equity compensation.  However no plans have been adopted relative to the granting of equity compensation to any officer or director.  Please See "Executive Compensation", page 27.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
Equity compensation plans approved by security holders	0	N/A	0
Equity compensation plans not approved by security holders	0	N/A	10,000

LEGAL MATTERS

The validity of the common shares and other legal matters in connection with this offering with respect to Colorado law have been passed upon us by Dennis Brovarone, Esq., Littleton, Colorado.

EXPERTS

Our audited consolidated financial statements for the fiscal year ended May 31, 2010, have been included in this prospectus and in the registration statement of which this prospectus forms a part in reliance on the reports of Cordovano and Honeck LLP, independent auditors, given on that firm’s authority as experts in auditing and accounting.

THE BUSINESS OF FULL THROTTLE INDOOR KART RACING

Full Throttle Indoor Kart Racing Inc. is a startup company.  Full Throttle Indoor Kart Racing Inc. is a Colorado Corporation and was formed July 10, 2009 and has only organizational activity to date.

This section of the Prospectus contains discussion, descriptions and examples that are ‘forward looking’ and do not reflect any actual location in operation under Full Throttle Indoor Kart Racing™ nor do they represent the actual final plans for any potential Full Throttle Indoor Kart Racing™ facility. The pictures used in this document are for illustrative purposes and as examples of design and operational elements similar to what Full Throttle Indoor Kart Racing™ anticipates but do not reflect actual operations, final results or final execution of its plans.

COMPANY MISSION STATEMENT
To provide our customers, a unique and exciting entertainment experience in a race themed, upscale entertainment venue.

OUR VISION
Full Throttle Indoor Kart Racing™ is planned to be a race themed entertainment and event venue.  It is our plan at Full Throttle Indoor Kart Racing™ to have individuals and groups experience driving “Race” prepared, high performance Karts and racing others on a road race inspired indoor track as well as other entertainment activities.  We expect to make the business model scalable, repeatable and sustainable.  We believe the development of programs, policies, procedures, people and management tools will facilitate the replication of this model to other locations. The company intends to  develop and reinforce the Full Throttle Indoor Kart Racing™ brand.

Full Throttle Indoor Kart Racing™ plans to provide an alternative to event activities for businesses, charities, groups and individuals.

It is our intent to be in the upscale, race themed, entertainment industry.  Full Throttle Indoor Kart Racing™ is in the startup and development stage.  Prior to this offering we have not been in operation and as a result have not realized any revenues from business operations at this time.  We have developed our business, marketing and operations plan.  We are in the capital formation phase of our plan and must raise sufficient capital to facilitate the execution of the business, marketing and operations plan in order to be in business and generate revenue.  We are completely dependent upon receiving at least the minimum offering proceeds to carry out our business plan.

Our current burn rate of cash resources will allow us  to remain solvent throughout the offering period but we will not be able to execute our business plans and commence operations without successfully raising capital through our  offering.  Our current burn rate has been approximately $3,000 per month or less.

WHY INDOOR KART RACING
Indoor kart racing provides a theme for an entertainment facility.  Featuring a wheel to wheel racing experience, as well as food and beverage service, meeting rooms, and other entertainment activities, Full Throttle believes it can  attract individuals, groups, businesses, organizations, clubs and charities.

Indoor Kart Racing provides a venue in which individuals may participate in competitive wheel to wheel racing in what we believe is a cost effective and controlled environment.

NATURE OF THE BUSINESS
Indoor Kart Racing (IKR) is based upon the popular indoor racing facilities developed in Europe and other parts of the world.  Indoor go-kart tracks are significantly more sophisticated than concession go-kart tracks found in miniature golf and family entertainment venues, and are more oriented to adult consumers than  to outdoor competition kart racing tracks.

There are the three primary types of kart racing facilities:

Concession Go Karts
Concession go-kart tracks are found at family entertainment facilities and operate at speeds typically ranging from 5 MPH on kiddy tracks to 25 MPH in entertainment concession karts.  They are intended for the general public to race as recreation and often allow young children to ride with adults in 2-seat cars.  Most concession go-kart tracks only require drivers to be a specified minimum height and do not require any additional safety equipment.  A concession go-kart could be an outdoor facility or housed indoors as part of a family entertainment facility.

Outdoor Competition Kart Racing Tracks
In general, outdoor competition kart racing tracks are primarily designed for the benefit of club racers that own their own high performance, race-prepared karts.  These individually owned and raced karts may compete at speeds in excess of 100 MPH on tracks of various configurations.  Outdoor race karts are truly specialized racing vehicles and are not intended for the casual participant.

The high-speed capability of these racing karts necessitates outdoor track designs to have long straight sections and curves designed to accommodate these high speeds.  These tracks are designed to allow for the exploration of the capability of full race prepared karts with trained and experienced drivers competing in sanctioned racing events.  In general, these locations are designed for, and utilized by, a dedicated racing community.  They most often do not have meeting rooms or alternative entertainment activities.  Any rental activity at these locations is usually supplemental income and not the primary purpose intended for the track.

Outdoor facilities often face the challenges of noise ordinances, weather, seasonality and daylight.

“European Style” Indoor Kart Racing – IKR
Housed inside a climate controlled facility, European style Indoor Kart Racing tracks feature high performance karts with Formula 1 inspired and designed tracks with computerized timing systems.  Combined with a sports bar / snack bar or restaurant and corporate meeting rooms equipped with audio visual capability, and other entertainment activities, Indoor Kart Racing is targeted toward adults.

Indoor tracks provide the customer with a racing experience using short and technical tracks.  In general a track design incorporates short straights and demanding corners.  With the shorter straights you are able to gear the kart for quick acceleration.  The high cornering capabilities of these karts can now be explored with the tight track layout and demanding turns.

A key differentiation between typical outdoor tracks and indoor kart racing facilities is the fact that indoor tracks do not have risks associated with weather and other elements.  Corporate and group events using indoor racing facilities are able to schedule an event without the fear of their event being interrupted or canceled due to weather.  Indoor tracks also have the advantage of being able to run extended business hours and offer a consistent environment.

Indoor venues with meeting facilities featuring audio and visual capability allow groups to plan and hold meetings, events, conventions and team building activities.  Indoor karting also provides the ability to hold special events, professional meetings and / or parties while providing the customer with a clean, professional environment.

We believe indoor kart racing is a mature industry in Europe.  Indoor kart racing facilities are most popular in the Netherlands, with a registered population of less than 16.7 million (CIA The World Factbook) we have identified 50 specific indoor kart racing facilities or 334,000 persons per track.  The United Kingdom has a population estimated to be 61.2 million (CIA The World Factbook).  We have identified 52 specific indoor kart tracks, a ratio of approximately 1.1 million per track.  In Germany with a population estimated to be 82.3 million (CIA The World Factbook) we have identified 46 specific indoor kart tracks, a ratio of 1.7 million per track.  We believe the market in the United States is in its early stages of development.  We have identified 81 tracks reflecting the European Indoor Kart Racing model.  The U.S. population is estimated to be 310 Million, a ratio of 3.8 million per track. (www.census.gov/main/www/popclock.html).

EXISTING TRACKS - US MARKET
We know of 81 “European Style” Indoor Kart Racing facilities in the United States not including Full Throttle Indoor Kart Racing™.  At this time the areas of greatest expansion and activity are on the East and West Coasts.  Currently the company knows of only nine operators that have more than one facility.  To date none has established market or brand name dominance in the United States.  As of May 1, 2010, only one operator has established more than three operations within any single state.

FACILITIES AND TRACKS
We have broken down the industry into three levels of facilities based upon our analysis of  publicly available information.  We believe our estimates and observations are accurate.

“Tier One”: These operations are full multi-activity centers that have extensive video arcades, pool tables rooms, multiple meeting rooms, full service bar and restaurant, retail product sales areas and one or two race tracks.  Initial Investment for these locations is estimated to be between $2.5 and $5 Million for build out, equipment and start up expenses.  Building and land are not included in this estimate.

“Tier Two”: In the second tier you will find the vast majority of operators.  This segment typically has meeting rooms, some video games, pool tables and a light restaurant or limited-item snack bar.  Some locations may also serve beer and wine.  Corporate events are usually catered by outside providers.  Initial investment requirements for tier-two facilities are estimated to range from $1.5 Million to $2.5 Million for build out, equipment and start up expenses.  Building and land are not included in this estimate.

“Tier Three”: At this level you will find smaller basic indoor race tracks with limited facilities.  Vending machines and a few arcade games are common.  Well-outfitted meeting rooms for corporate events, snack bars or other upscale amenities are rare.

It is the intent of Full Throttle Indoor Kart Racing™ to develop a Tier One operation.  We believe our facility size could be up to approximately 100,000 sq ft.  The structure is anticipated to contain enough floor space to accommodate a minimum of one track and possibly two tracks. Our intent is to design a track that emulates road race courses with technical corners and passing areas.  We believe the track design should accommodate beginners as well as the most experienced enthusiasts.

Intended Facilities plan:

o	Track Area
o	Lobby
o	Video arcade and game table area (billiards, foosball, etc.)
o	Snack bar/coffee shop or full service restaurant
o	Meeting and Board Room amenities with audio visual capability
o	Wireless and cable access
o	Flat Screen TVs for watching racing and other sports events

o	General operations office space
o	Kart maintenance and storage area
o	Men’s and women’s restrooms
o	Orientation room
o	Drivers suit dressing rooms and locker area
o	Retail sales area

The build out plan we intend to pursue has  two distinct areas of the facility.  The climate controlled lobby, meeting rooms, snack/bar area, locker rooms, driver orientation rooms and track viewing areas will be separate from the track.  We intend the track area  to have its own supplemental air filtration and air exchange systems.

MARKETS

Full Throttle Indoor Kart Racing™ target markets include a wide range of potential customers, including walk in and repeat rentals “arrive and drive”, corporate and group event guests.  We intend to target clientele that will be attracted to the Full Throttle Indoor Kart Racing™ venue. The following is a list of possible activities or events for individuals, businesses, organizations and charities that will be targeted by Full Throttle Indoor Kart Racing™:

Sales Meetings	Customer Appreciation Activities	Mentor Presentations
Customer Appreciation Activities	Promotions	Sales Training Organizations
Conferences	Car clubs and associations	Adventure and Encounter Groups
Product Launches	Police Athletic League	Leads Groups
Employee Morale Events	Conventions	Bar and Bat Mitzvah’s
Team Building Events	Chamber of Commerce	Bachelor and Bachelorette Parties
Company Events	Event Planners and Coordinators	Racing Leagues

ENTERTAINMENT ACTIVITY OFFERINGS

The primary entertainment activity and subsequently the primary income source for Full Throttle Indoor Kart Racing™ is the rental of high performance karts where individual and groups can race each other on the track at the same time.   Full Throttle Indoor Kart Racing™ intends to also provide alternative on-site, revenue generating, entertainment activities.

Game table rentals (billiards, foosball, etc.) are a very common complementary activity offered at indoor kart racing facilities.  It is anticipated that we’ll have a dedicated area for use as a game table room.  The game table room could also be equipped with flat panel TV screens for televising sports events.   We plan to allow patrons  to purchase food and drinks and consume them in the game table room.

Full Throttle Indoor Kart Racing™ intends to have an arcade area.  The company does not intend to own the various arcade games offered to the patrons.  It is the intent of the company to enter into a revenue share agreement with a supplier of video and arcade games.  A variety of interactive multiple participant racing oriented games, as well as other sports and adventure games oriented toward teen plus age groups, can provide many activities for patrons to use between races.  It is not the intent of Full Throttle Indoor Kart Racing™ to have games targeted at youth and juvenile participants.

INCOME SOURCES
The income sources for Full Throttle Indoor Kart Racing™ are expected to include:
o	Track memberships
o	Kart Race Rentals
o	Food and beverage
o	Video arcade and game table rentals
o	Meeting room rentals for events
o	Retail product sales
o	Sponsorships / Advertising

Track Memberships
The selling of memberships represents a potential income opportunity.  Promotional material on the purchase of membership will be displayed at our registration area and our point of sale counter, such as an offer for discounted pricing or other incentives may be offered from time to time.  We hope to be able to receive $25 for a general adult annual membership with a reduced rate offered for Junior and Kid memberships.  In general, indoor kart racing operations sell adult membership to induce increased participation by allowing members to purchase races at a lower price than non members.  The advantage to us is an additional income sector that facilitates members becoming repeat customers.  This helps to develop brand preference and repeat behavior.

We may elect to offer various membership levels with different attributes.  We may elect to require a special league race membership or license for participation in league racing.  We intend to charge $25 to $50 for this membership or license.

All membership licenses or any other various membership levels with different attributes and any special league race membership or license will have a one (1) year / twelve consecutive months, life span.

Karting Race Rentals
o	Arrive and Drive
The ‘Arrive and Drive’ customer is anticipated to be a walk in customer that is looking to participate for recreational purposes.  The customer may have become aware of Full Throttle Indoor Kart Racing™ from any of a variety of advertising methods.  They could have also attended a prior corporate, group or charity fund raising event held at the facility.  We anticipate Adult arrive and Drive races to be at their greatest activity level in the evenings and weekends.

We anticipate we will be able to offer adult races at a standard rate of $25 per race for non-members and $20 per race for members during peak business periods.  We may apply a sliding rate schedule to stimulate sales during lower business activity periods.  We believe a slightly lower rate for Junior and Kid Kart rentals may be attractive to consumers.  We expect to charge $20 per race for non-members and $17 per race for members.

o	Adult League Races
We believe league racers are often the most dedicated participants.  They may tend to have the highest expectations for the kart maintenance and preparation and could be the most repetitive customers.  Leagues could enable Full Throttle Indoor Kart Racing™ to book races during the week at times that have lower activity periods.  League races can be team based or individual competition.  League races could be organized into multiple classes in order to facilitate and stimulate participation and competition.  Classes could be based on weight, age, gender (men’s, women’s and coed) or skill level.

It is our intent to have league participants required to purchase a league-racing license from the company.  This license could l be used to place the racer in the appropriate racing categories and it is anticipated that this could provide a revenue stream much like memberships.  We expect to charge $20 to $25 for a league-racing license.

o	Junior Racing League
We believe that a junior race league could be promoted as an alternative to traditional sports activities.  While schools are in session, junior races could be held on weekend mornings as well as on a weekday afternoon or evenings to maximize billable events.  Junior race leagues could be expanded during the summer recess period.  As in the adult leagues, classes could be based on weight, age, school, gender (boys, girls, and coed) and / or skill level.  We expect to charge $20 to $25 for a league-racing license.

o	Corporate. Group and Charity Events
It is our intent to target group events for Full Throttle Indoor Kart Racing.  We believe that corporate, group and charity events could become a source of income. For some people, when compared to group activities like golf outings or ball games, Indoor Kart Racing could provide a unique experience and may provide a viable alternative when considering factors such as, time, expense and scheduling.  In addition, we believe participants may find there is more interaction and communication between participants having had an exciting, stimulating and competitive experience in common.  We believe Indoor Kart Racing does not favor physical strength or athletic ability and that could provide a level playing field for all participants to enjoy and compete equally.  Pricing will vary based upon requirements of event.

Video, Arcade and Game Table Rentals
It is our intent to have more than one entertainment activity to enjoy, our customers could recreate before, between and after indoor kart racing. We intend to have video games that are race themed available for our customers on a pay per use basis.  We believe table games such as pool, billiards and foosball will add to our entertainment offering and in some cases could be the primary intended activity of some customers.  We believe rates for these activities will reflect local market rates offered by other businesses with similar activities.

Meeting Room Rentals For Events
In order to facilitate the ability for groups to conduct business meetings, charitable events, or other gatherings, we intend to have meeting rooms equipped with audio visual capability, sound systems, white boards and internet connectivity.  We believe these features will allow groups to plan and hold their gatherings in a professional environment.  We believe that the rental of these meeting rooms could provide income potential from the room rental, catering, meeting support services as well as the use of our racing and game room activities.  Rates for use will be determined based upon needs and requirements of customer.

Retail Product Sales
We believe that there could be incremental income opportunities provided by having retail product offerings.  We anticipate offering a variety of race related merchandise that should appeal to a broad range of customers.

°	Full Throttle Indoor Kart Racing Logoed Apparel
We believe that beyond being a potential income source, logoed apparel could help to build our brand and create a preference for Full Throttle Indoor Kart Racing™.  Individuals wearing Full Throttle logo apparel could promote our business and generate customer awareness.  We intend to offer an assortment of products at various price points.

°	Racing Gear
It is our belief that league or dedicated racing enthusiasts may  prefer to own their own driving suits, helmets, driving shoes, racing gloves, neck roll and equipment bag.  Full Throttle Indoor Kart Racing™ intends to offer for sale high quality racing gear to meet the expectations of a purchaser of these goods.

°	Race Novelty Items (general merchandise)
Racing enthusiasts of all ages purchase racing paraphernalia.  We expect to have racing oriented gift and collectible items.  These might include model race cars, apparel, books and periodicals and other race themed items.

°	Race Karts and Spec Racer League
It is our intent that as Full Throttle’s business model and customer base matures we anticipate the development of a ‘Spec Racer’ league format. The league rules could define specifications for the kart chassis, engine, and tires to be utilized by all racers within the league. Racers could be required to join the league and participate in league only events.

We believe that there may be certain racing enthusiasts would have a preference for owning their own kart.  As such, they could modify its setup within league parameters by adjusting items such as suspension, brakes, gear selection and seat selection.  This would provide them with the ability to tune their kart to their own driving preferences and eliminate disadvantages that they may perceive or encounter versus a random assignment of a kart for their racing session.

It is our belief that a natural business extension for Full Throttle could be the opportunity to sell high performance race karts, parts and services.  Additionally, based upon facility size and design, we could generate additional income for kart storage, use of our setup shop area, and providing maintenance and setup services to those customers.

Food and Beverage
As part of the facility development, it is planned to have a snack bar or restaurant capability.  It is our intent to offer traditional race track fare as well as a selection of healthy choice and heart smart alternatives.  In addition, Full Throttle Indoor Kart Racing™ may seek a license to serve beer and wine to patrons over 21 years of age.  It will be our intent to implement robust policies to comply with local laws and provide for the safety of our customers.

Because Full Throttle Indoor Kart Racing™ is a race themed entertainment destination location there is the potential that a racing themed sports bar or full service restaurant operation could be integrated into the location.

Sponsorship and Advertising
Full Throttle Indoor Kart Racing™ intends to offer multiple sponsorship programs.

o	Kart Sponsorships

We believe racing is the fastest growing spectator sport in America and That i it is second only to National Football League.  It is our belief that the sponsor imaging on race cars is both a source of income for the team and a way for companies to promote and reinforce their brands.  Companies could build brand loyalty as fans cheer for their favorite brands.  We also believe the broad array of imaging builds the visual spectacle of racing.

Custom decal kits could be created for our karts. Each kart could have its own specific major sponsor as well as smaller minor sponsors or general sponsor logo placements.  The placement of sponsor logos on the karts may enhance the race environment feel and could offer visibility for participating sponsors and advertisers.  It is our intent that all karts will always have a Full Throttle Indoor Kart Racing™ logo prominently displayed.

o	Drivers Suits Sponsorships

It is our intent to have the Full Throttle Indoor Kart Racing™ driver’s suit serves multiple purposes.  The driver’s suit should reinforce the racing ambiance and the competitive atmosphere.  The driver’s suit could also represent an opportunity for sponsorships and advertising.

o	Large Format Banners
It is our belief that advertising is a function of visual impressions.  We estimate that a typical customer could spend one to two hours per visit.  This could create a substantial opportunity for visual impressions of each sign.

With the large open space nature of an indoor kart racing facility we believe there are numerous potential income opportunities that could be generated from billboard style advertising.  It is our intent to provide large areas for the display of large format printed advertising in the track area.

o	Time Sheets and On Screen Advertising

We believe the Point of Sale and Timing System could also provide an advertising sales opportunity.  Typical timing and scoring systems provide the capability to insert advertising spaces into the race results display.  In addition, the printed time sheets provided to each participant after their session could also have a number of advertising opportunities.  We believe these time sheets may be retained by the participant and shared with others and could increase the number of visual impressions and add to the advertising value.

o	Web Site Links, Email and Electronic Newsletter

In addition to the previously discussed sponsorship and advertising opportunities, the company intends to explore the potential that could be created from a  web site, direct e-mail, as well as an electronic newsletter provided to members.  These all could create additional opportunities to sell advertising space.

It is our intent to develop pricing for sponsorship opportunities based on criteria such as sponsorship level, logo or add placement, number of karts or drivers suits sponsored and length of agreement.

MARKETING STRATEGY

As of the date of this prospectus, we have not launched our marketing plans because we are dependent upon the proceeds of the public offering to do so.  All of the following is assuming successful completion of at least the minimum public offering.

Publicity and Promotion
We intend intends to use publicity and promotional activities to create the necessary exposure to build and reinforce public awareness and brand development as we launch and operate the business.  We intend to implement numerous strategies which could include:
o	Events for specific business or social groups. For example, there are 25 Chambers of Commerce and other economic development organizations in the Denver area
o	Special event races featuring local sports or entertainment figures
o	Collaboration and co-marketing with advertisers and sponsors
o	High profile charitable events
o	Promotion of league racing competitions
o	Local press coverage, press releases, white papers and automotive sports reporters
o	Logoed and imaged clothing, hats and other promotional items
o	Collaboration with E85 fuel producers and promoters on the use of renewable fuels by Full Throttle Indoor Kart Racing Inc.

Advertising
We expect to explore various advertising vehicles and strategies designed to build customer awareness and drive customer visits.  Some of which could include:
o	Local print advertising
o	Radio events and advertising
o	Sports Channel advertising
o	Hotel local attractions display brochures

Internet
We intend to develop an internet site designed to engage our potential and existing customers.   The site could promote our brand and create interest, in Full Throttle Indoor Kart Racing™.

Site development may include:
o	Video clips showing the racing action
o	Facilities pictures
o	Racing event options
o	League racing information
o	On line race purchase
o	Member and league racer standings
o	Lap time rankings by track configuration
o	Testimonials
o	Track layout
o	Kart Information
o	On line product purchases
o	Blog and feedback interface
o	Facebook (social networking interface)
o	Twitter announcements

Our registered domain name is: FullThrottleIKR.com.

Additional registered domain names:
o	Full-Throttle-Kart-Racing.Com
o	Fullthrottleindoorkartracing.Com
o	Fullthrottleindoorkartracingblog.Com
o	Fullthrottlekartracing.Com
o	FTIKR.com

E-Mail To Members
We intend to communicate through e-mail with customers to thank them for their business, inform them of special events and provide incentives for return visits.

FTIKR Newsletter
We may develop an electronically distributed newsletter.  The newsletter could include racer interviews, track news, racing results, special event announcements, track tips, equipment and product updates and promotional offerings.

Signage
We believe that drive by visibility of Full Throttle Indoor Kart Racing™ is an important part of the advertising and marketing mix.  The company intends to maximize the impact of the signage on our facility.  Other sign opportunities include vehicle wraps, in-mall advertising booths and kiosk displays.

RACING OPERATIONS, KARTS, EQUIPMENT AND DISPLAYS

Point Of Sale and Timing and Scoring System
The ability to have the customer into the seat of a kart and into a race efficiently can maximize customer satisfaction and potential revenue opportunity.  We also believe that it is essential to capture key demographic information, process the transaction and schedule the race in as short a time as possible.

Full Throttle Indoor Kart Racing™ intends to evaluate and select a point of sale system that incorporates multiple stations, with easy to understand and use professional customer welcome kiosks.  This should facilitate increased throughput and data capture as the customer enters the required data and processes the Assumption of Risk Waiver before they interact with the Full Throttle staff to purchase their races.  Full Throttle Indoor Kart Racing™ intends to gather demographic information during this process.  We intend to track individual racer activity and segment these participants using specific demographic information.  This data could be used to maintain ongoing communications with the customers to promote repeat business.

Timing and Scoring
Part of the overall marketing strategy is the continual reinforcement of competition.  We intend to accomplish this by ranking each participant’s driving performance based on each race, day, week and overall year to date results.  Whether a customer is a first time visitor or a seasoned competitor, we believe most people want to know how they performed.  In general, we believe, competitive people want to be ranked.  We believe competitive people will seek to improve, and as such, they will return to the facility to practice and improve their skills. Much like a golfer who pays to practice at a driving range to improve their score, we hope to have our customer return to improve their lap times.  We also believe that competitive people will seek to get others to participate so they can compete.

It is our intent to select a Timing and Scoring System that has integrated into the point-of-sale system a computerized timing system. These timing systems monitor each race, providing race participants with individual lap times and overall race results. These systems work with an electronic transponder in each kart.  Each time a kart passes a fixed location on the track information is electronically fed into the timing system. The resulting data could be displayed on track race displays as well as TV’s throughout the building.  We intend to have these timing and scoring displays visible to racers as well as spectators.  Upon completion of the race, we intend to provide each racer with a score sheet allowing participants to track their progress and compare their performance to other racers.  It is our belief that this should help stimulate competition and additional participation.  The score sheet could also serve as a marketing vehicle for Full Throttle, sponsors and advertisers.

The Karts
Full Throttle Indoor Kart Racing™ intends to use high performance karts designed specifically for use in indoor kart racing rental operations.  Full Throttle Indoor Kart Racing™ will stress safety.  Constructed of high quality steel tubing, these karts provide optimum protection for the kart and participants. The kart will be fully surrounded with a heavy duty bumper system attached to the kart that is designed to absorb impact from all sides.  Safety will be increased by adding an installed neck protection roll bar, a multiple point seat belt and a rear axle cover.  Other important factors to be considered will be brake system design, maintainability, parts availability, visual appeal, and range of driver fitment.

Full Throttle Indoor Kart Racing™ intends to utilize internal combustion engines fueled with E85.  Prior to selecting these power plants, we considered and investigated the viability of electric powered racing karts.  Based upon our research and actual driving experiences, we believe that internal combustion engines are superior from both a business and experiential perspective.  Our analysis included: initial investment, operational cost, duty cycle / operational duration, environmental impact, hazardous waste management, the ability to run extended race events, fleet size, fleet management, and additional equipment requirements.  Performance characteristics such as: throttle response and modulation, handling, consistent performance, braking capability, lateral G force capability, realism and other visceral qualities that provide the actual racing feel were considered.  Electric karts weigh 33% to 50% more than an equivalent internal combustion engine powered kart.  We believe this excess weight dramatically reduces cornering capability and places tremendous demands on braking capabilities of the karts. We further believe this influences the track design and performance potential of the karts and thus impacts the overall racing experience for the customer.

Kart Fleet Plans.
Our intended kart fleet plan is expected to include three levels of karts:  Adult, Junior and Kid Karts.  Only one type of kart is expected to be on track at the same time:

o	Adult Racing Karts - These are planned be utilized by customers age 16 and up
o
Junior Racing Karts - Junior Karts are intended for girls and boys ages 12 through 15 and is expected to be powered by an engine with reduced horse power engine from the adult karts.  An adult wishing to race with their children will be required to use this kart.

o
Kid Karts -  Kid Karts may or may not be part of the initial rental fleet.  Kid karts are intended for kids from 7 to age 11,  a lower horsepower and smaller chassis kart with adjustable pedals, steering wheel and seat for an optimal seating position for kids are incorporated into our longer-range plans

Kart Maintenance
We intended to employee kart repair and maintenance technicians to perform scheduled preventative maintenance and repairs to the rental fleet.  We intend to have each kart to be tracked individually and an asset activity file to be maintained recording items such as; on track time, maintenance and repair performed, tire usage, lubricants and incident reports.

E85 Fuel
It is the intent of Full Throttle Indoor Kart Racing™ to use of E85 fuel for the karts.  E85 is sustainable and renewable.  By running E85 Full Throttle Indoor Kart Racing™ will place itself at the forefront of renewable biofuel usage.   The use of E85 should also provide for a 5% increase in horsepower development when compared to running on conventional unleaded gasoline.

Barrier System and Track Design
The barrier system defines the track circuit and we believe has a significant customer and operational impact.  It is our belief that the visual appeal of the facility is critical for creating a racing ambience and the perception of speed while racing.  There are two approaches to barrier systems:

The most basic barrier system is the use of discarded tires secured to the floor.  While this method has a lower initial materials cost it has a higher installation cost, lower visual appeal and limits flexibility for modification of the track circuit.

The other method is the use of what we believe is more sophisticated, is a molded barrier systems. We believe molded barrier systems provide the cleanest most professional appearance. These systems are available from a number of manufacturers and are used in both outdoor and indoor track operations.  Full Throttle Indoor Kart Racing™ intends to use a molded barrier system.

While the initial cost of a molded barrier system is higher than a used tire system installation we believe component replacement and track circuit changes will be dramatically simplified.  We believe this facilitates the ability to modify the race circuit for different events and to provide new challenges to attract repeat visits by our customers.  In addition, it is our belief that the range of colors available allows the track to become a significant element in creating the overall ambiance that in turn creates a positive energy and image.  We also believe these colorful barrier systems communicate a level of professionalism.

We believe a 50,000 square foot facility would house a single track, in a road race configuration designed with curves and straightaways.  It is also our opinion that a facility of 70,000 square feet or more could enable Full Throttle to have a second track. It is our intent to have the track  constructed using existing concrete floors or asphalt floor and bordered on all sides with a bumper barrier system designed to maximize the safety of the drivers, minimize damage to the karts, and reduce construction costs while allowing for flexibility in track reconfiguration.  Our intent is to have a track between 1/4 to 1/3 mile in length, with track widths up to 20 feet wide or more as required and have the ability  to accommodate up to 16 karts on track simultaneously.  The intent is to have a facility layout and design with an open floor plan to allow spectators to observe the racing action with little obstruction.

Safety Equipment
Full Throttle Indoor Kart Racing™ intends to require and provide equipment for safe racing including abrasion resistant driver suits, helmets and neck braces.  The driver suits provided by Full Throttle Indoor Kart Racing™ are intended to go on directly over street clothing.  It is our intent to advise customers that skirts and dresses are not recommended apparel for racing events and that closed toe shoes are to be worn while customers are participating in racing events.

Customers may bring in their own equipment if it meets or exceeds Full Throttle Indoor Kart Racing™ standards. Full Throttle Indoor Kart Racing™ intends to offer for retail sale all appropriate equipment for indoor kart racing.

Air Quality Management
We intend to use carbon monoxide and carbon dioxide sensor systems incorporated into the air handling system.  At its most basic level, the system would increase airflow exchange based on the quality of air within the track area.  We intend for the system to be designed to meet the requirements as defined by the local indoor air quality management governing body.

Race Car and Race Memorabilia Displays
Adding to the race theme ambiance is the display of race vehicles and race related memorabilia.  The presence of high performance vehicles and race cars reinforces and helps build the customers feeling of being at and participating in a real racing event.   Companies in the business of building and servicing race vehicles, selling high performance vehicles as well as auto race club associations may be willing to provide display vehicles in consideration for its promotional value.  In addition we intend to display automotive racing memorabilia, artwork and collectables to add to the racing character of the facility.

FACILITIES AND LOCATION

Description of Property
As of the date of this prospectus, we have not leased a property for operations.  Our executive office is provided by our CFO without cost.

Future Building and Location
We believe that visibility, access, traffic count, demographics, property availability, affordability and favorable tax rates are important ingredients for success.  All these factors will be considered as we seek to locate in a retail and or entertainment district.   A location with retail exposure, such as a “Junior Box or Big Box Retailer” type of facility with between 50,000 and up to 100,000 square foot is optimal.  The plan assumes leasing the property as opposed to purchasing the location at this time.

The targeted location for Full Throttle Indoor Kart Racing™ is the South Metro Denver Area.  However as of the date of this prospectus we have not chosen a specific location for our operations.

Demographics
The most desirable demographics are those with slightly higher than average incomes.  Proximity to corporate office parks, hotels and retail shopping locations with easy access from main traffic corridors is the most desirable.

●	Metro Denver
Metro Denver has a population of nearly 2.8 million people, and a growth rate that has consistently outpaced the national rate every decade since the 1930s. The region grew steadily in the past 10 years, averaging 1.9 percent population growth each year from 1998 to 2008.  By 2030, Metro Denver's population is anticipated to increase to almost 3.8 million.

•	South Metro Denver Using the Park Meadows Mall trade area (located at the intersection of Interstate 25 and C-470) as a reference, these are the general demographic characteristics:
o	Current population estimate: 1,058,235
o	5-year projected population: 1,180,821
o	Current median age: 37.2
o	Current average household income: $95,504

Existing Karting Venues
At this time, we know of two European Style Indoor Kart racing facilities currently operational in the Denver Colorado metro area.

Raceway Partners, LLC, operates under the name Speed Raceway.  Their facility is to the south and east of the Centennial Airport, south of Denver in an industrial park and warehouse distribution area.  They operate electric powered karts and represent they have a 1/4 mile track in a 55,000 sq ft building.  Their operations are located in an off street building in a multi-building warehouse style complex. There is a small monument sign space available for announcing the address location on the access street.

 Unser Racing is located northwest of central Denver at the intersection of I25 and US 36.  Their operations are in a former auto dealership building.  Their track is located in an attached parking structure where they operate internal combustion engine powered karts.

Pursuing a different market sector are concession style indoor go kart tracks that target children and family entertainment.  These businesses operate under a fundamentally different business model than Full Throttle.

There are three outdoor kart racing tracks serving the Denver market.  All three of these outdoor tracks are primarily designed for use by private kart racers.  All three, Action Karting (located on the property of Bandimere Race Way, a drag racing facility), IMI Motorsports and The Track at Centennial, advertise rental kart availability and do host corporate events.  None have corporate meeting room facilities.

The following information contains rates that are currently published on the internet by each specific operation.

Rates at Action Karting start at $40 for your first session, $35 for your second, $30 for your third, $20 for your fourth session.
Rates for The Track at Centennial are $35 per 10 Minutes.

IMI Motorsports Complex is a multi-use facility serving the kart racing as well as the motorcycle racing enthusiast with a one-mile paved kart sprint course, a 1/10th mile paved oval, 1/5 and 3/8 mile dirt ovals, and a motocross track. The facility is located east of Erie Colorado.  IMI rents a broad spectrum of karts to a diverse range of users.  This facility is unique in its offering of karts capable of approaching speeds of nearly 100 MPH.  Rates range from $25 for five-laps in standard rental karts to as much as $70 for a 10-lap rental in a high performance kart.

ORGANIZATIONAL STRUCTURE

At this time Full Throttle Indoor Kart Racing Inc. has no full or part time employees and has no payroll.

Full Throttle intends to employ a staff of approximately 18 to 30 persons on a full and/or part time basis once it commences operations.  It is anticipated that President, Kart Maintenance and Repair Technicians, Track Managers, Book Keeping and Sales will be full-time positions.  It is our intent to have all other positions such as reception staff and track corner workers filled using part time employees.

The following chart reflects the proposed organizational structure of Full Throttle but not the actual number of all employees:

President / Chief Executive Officer
Full Throttle Indoor Kart Racing™ will be operated, by Mr. Richard Herrera. Richard Herrera will act as President of Full Throttle Indoor Kart Racing™ and will oversee day-to-day business operations, sales and marketing and will be responsible for all major management decisions.

Kart Maintenance and Repair Technician(s)
Reports to the President and works with the Track Manager
Full Time Position/Hourly Position

Track Manager(s)
Reports to the President and works with the Kart Maintenance and Repair Technician
Full Time Position

Pit Boss
Reports to the Track Manager
Part Time Position
This position can be rotated between Corner Workers

Corner Worker
Reports to the Track Manager
Part Time Position

Reception / Customer Service
Reports to the Track Manager
Part Time Position

Book Keeping
Reports to the Chief Financial Officer
Full Time Position

Sales
Reports to the President and works with the Track Manager
Full Time Position

Human Resources
The Human Resources activities of Full Throttle will be outsourced

 LEGAL PROCEEDINGS

We are not currently involved in any material legal proceedings that could result in claims against us.  However, we may be subject to various legal actions and claims arising in the ordinary course of business.

MANAGEMENT’S DISCUSSION AND ANALYSIS and PLAN OF OPERATIONS

Forward-Looking Statements
Except for historical information, the information contained in this prospectus contains “forward-looking” statements. These forward-looking statements include, but are not limited to, statements about our industry, plans, objectives, expectations, intentions and assumptions and other statements contained in the prospectus that are not historical facts. When used in this prospectus, the words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, including those described in this “Risk Factors” section, our actual operating results and financial performance may prove to be very different from what might have predicted as of the date of this Prospectus or the dates of our reports filed with the SEC, as the case may be. The risks described herein address some of the factors that may affect our future operating results and financial performance.

Actual results and timing of events could differ materially from those anticipated in these forward-looking statements and as a result of a number of factors, including those discussed in the “Risk Factors” section of this offering.

Results of Operations
We are in the startup and development stage.   Since inception we have not been in operation and we have not realized any revenues from business operations at this time.   We have developed our business, marketing and operations plan.   We are in the capital formation phase of our plan and must raise sufficient capital to execute our business, marketing and operations plan and generate revenue.

Liquidity and Capital Resources
We are a startup company in the development stage and do not have sufficient funds to execute our plan. Our auditor’s have expressed substantial doubt about our ability to continue as a going concern.  Our plan to raise funds is to conduct the public offering pursuant to this prospectus for the sale of 3,000,000 to 3,500,000 shares of our common stock at $1 per share to generate sufficient capital to select and develop our location and then commence operations.  As of May 31, 2010 we had cash reserves of $89,236.  For the three month period ended February 28, 2011 we had unaudited cash reserves of $15,031.  During the current fiscal quarter the President contributed an additional $20,000 to the Company

Our losses since inception on July 10, 2009 through the fiscal year ended May 31, 2010 are $11,086.  Our losses from the fiscal quarter ended February 28, 2011  are $17,245 bringing our losses from inception to February 28, 2011 to $69,280.  Our most significant expenses for the fiscal year ended May 31, 2010 were professional fees for legal and accounting expenses of $4,150 which includes stock based compensation of $1,500 to our chief financial officer and $1,000 to outside legal counsel.  For the three month period ended February 28, 2011 our most significant unaudited expenses were professional fees for legal and accounting expenses of $13,453.  Our current burn rate has been $3,000 or less per month.  Our current burn rate of cash resources will allow us to remain solvent throughout the offering period but we will not be able to execute our business plans and commence operations without the raising of capital from this offering.  We expect to have our offering successfully completed in the 120 day offering period.

Assuming we are successful in the offering, we will use the proceeds as set forth in the Use of Proceeds page 8.  If we are unable to raise funds from this offering we will not be able to move forward and commence operations.

Plan of Operations

Full Throttle Indoor Kart Racing™ is a start-up business in the development stage.  Assuming successful completion of capital formation from this offering we will execute our business plan.  It is anticipated that it will take us a minimum of six months to complete setup of facilities and equipment and obtain a certificate of occupancy.  Upon receipt of certificate of occupancy Full Throttle expects to commence operations.  The table below reflects the steps we will take and the estimated weeks to become operational and begin generating revenue.    The second table reflects our use of offering proceeds for each of the milestones shown.

Upon commencement of operations, we anticipate all income generating sectors of the business to begin generating revenue.  While we anticipate generating revenue as soon as we commence operations, we cannot provide any assurance to that effect.  These sectors are retail kart rental and ancillary retail sales; event and meeting room rentals; sponsorship and advertising; and track membership revenue.  We do not have plans for a phased marketing program or opening of operations.  We anticipate retail kart rental, food and beverage and ancillary retail sales to initially be our primary source of revenue and additional revenues from other sectors increasing after opening as we establish our name recognition in the community.

Milestone to Opening and Revenue Generation	Weeks to Begin and Completion of Milestone

President Salary	1 and forward
Lease Agreement/Zoning Approval/ Business Licenses, Offering Expenses	1-8
Interior Design Development and Approval	1-7
City Council Approval	1-8
Order karts and equipment/ Build (8-12 weeks) Delivery (4-5 weeks) Retail Inventory	9-25
Build Out to Suit	9-27
Marketing of Sponsorships and Events	9 and forward
Marketing to Potential General Consumer and Customers	9 and forward
Membership Pre-Opening Sales	20-28
Facilities Interior, Timing and Scoring, AudioVisual Equipment and Track Setup	20-26
Operations Pre-Open Process and Procedures Test Runs of Systems	9-28
Web Site Development	9-28
Setup Shop and Test Karts	24-28
Manager Start	18 and forward
Hire Maintenance and Repair Technicians	22 and forward
Hire and Train Staff, Contingency	26-28

Steps to Commencing Operations and Generating Revenue

Assuming successful completion of this offering, we anticipate taking the following steps to achieve our major milestones, commence operations and begin generating revenue.  The approximate time frames for these Milestones are set forth in the above table.
Lease Agreement/Zoning Approval/ Business Licenses, Offering Expenses / City Council Approval
We have and will continue to conduct feasibility studies for potential locations.  These studies include initial facility layout drawings, market area demographic and traffic count analysis.  We also conduct initial discussions on lease rates and net factor costs for sites under consideration.  Assuming successful completion of the offering, we will select the final location, negotiate and enter into a lease contingent on zoning approval at that time.  At this time we intend to identify all local regulatory parties and requirements for business, sales tax, zoning and building licenses and permits, including food service, beverage, beer and wine and/or liquor licenses.  We will then submit all zoning and license applications to the municipality or other governing entity.

Interior Design Development and Approval
At present we are developing interior build out and external elevation studies.  When the final site is selected detailed architectural drawings will be developed for use for all zoning, city council or other interested party requirements as well as building contractors during the Build Out phase.  Steps of this process include selection of food service and beverage service equipment; audio visual equipment placement and components; furnishings; and signage.  We will also review of compliance with all pertinent building code and access requirements.

Order karts and equipment/ Build (8-12 weeks) Delivery (4-5 weeks) / Retail Inventory
As soon as we have zoning and city council approval and the finalization of a lease, we will order karts; repair and maintenance parts, and associated equipment as well as driver suits; helmets; neck rolls and head socks.  We will also make final selections for retail, food and beverage products to be sold.  The president has attended and will attend industry trade shows to meet with multiple venders and suppliers.  Steps of this process include: Inventory exchange and replacement agreements; Product placement and incentives from vendors; Point of purchase display provision and allowances; and establish retail pricing.

Build Out to Suit/Facilities Interior/ Timing and Scoring; Audio Visual Equipment and Track Setup
As soon as we have zoning and city council approval and the finalization of a lease, we will commence the build out of the facility to our specifications.  After completion of walls and permanent structures we intend to decorate the interior to create a racing ambiance.  We intend to position: sponsor logos and banners; racing posters and other large format imaging; race car displays; racing memorabilia; point of purchase displays; and all instructional signage and rules boards.   We will also set up the customer registration kiosk; install the timing system and scoreboards.  During the facilities interior setup period we will also set up all audiovisual equipment.  This will include all meeting and conference rooms and the executive board room.  Installation will consist of all sound and video playback systems as well as television placements and race playback display.  Any security system camera requirements will also be addressed and installed at this time.

The track will be initially designed using a computer assisted design system during the Interior Design Development and Approval phase.  The design will then be reviewed by independent track designers known to us.  Based upon their input final design we will approve a final design.  After final approval we will order all track barrier materials for installation.   As soon as the walls separating the track area from the interior operations are completed we will install the racing barrier system and race event capture cameras.  This will include the pit/staging area, Black Flag, Comer Marshal Stations and Pit Boss / Staging area.   All break point markers, turn directional arrows, staging and warning lights as well as trackside timing and scoring display will be installed.

Setup Shop and Test Karts
During the Build Out phase we will set up our shop area with all tools, work benches, kart lifts, kart setup tables or other items for the maintenance and repair of our kart fleet as well as for the preparation of any retail karts we sell.  Upon completion of the shop setup each kart will be taken through an initial break-in and test process in accordance to the manufacturer’s equipment manual.

Marketing of Sponsorships and Events
As soon as we have zoning and city council approval and the finalization of a lease, we will begin direct marketing to potential sponsors.  Corporate and charity event opportunities will also be pursued.    Initially these activities will be conducted by the President.  We intend to contact beverage producers and suppliers and automotive supply and dealers as potential sponsors.  We also intend to provide tours of our facility to event planners and decision makers.  We intend to contact business, entertainment, visitors and lodging associations to acquaint them with our business and develop and schedule corporate and promotional event opportunities as soon as possible after commencement of operations

Marketing to Potential General Consumer and Customers
As soon as we have zoning and city council approval and the finalization of a lease, we will begin direct marketing to potential customers through exhibiting at business events, automotive enthusiast events and club meetings, and consumer entertainment trade shows.  We will also develop our internet social networking footprint and scope.  We will also solicit promotional coverage in the media as well as print and radio advertising.  We will also hold special events for groups designed to introduce potential customers to the business and expose them to our entertainment offering.

Membership Pre-Opening Sales
As soon as we have a projected opening date, we intend to make pre-opening membership packages available for purchase on line.  We anticipate the pre-opening membership offering will be highly incentivized initially and the level of incentive value will be reduced as we approach opening day.  We believe this will be an initial source of revenue, though we anticipate revenue from memberships will grow over time as we develop repeat clientele and name recognition in the community.

Operations Pre-Open Process and Procedures Test Runs of Systems
The week before commencing operations and upon completion of all build out of the facility we expect to conduct pre-open process and test runs of all systems and procedures for racing and retail operations.  During this phase the snack bar/restaurant operation will also go through equipment checkout and inspection and perform any initial equipment tests as required to prepare to commence operations.  The snack bar/restaurant operator will also test all point of sale systems for their operations as well as train their staff and prepare to commence operations on the day the company becomes operational.

Web Site Development
We have an informational web site at this time.  Developing a transactional web site will begin as soon as we have zoning and city council approval and the finalization of a lease.

Manager Start / Hire Maintenance and Repair Technicians / Hire and Train Staff
Prior to commencement of operations, our first hires are expected to be our operations managers and shop manager.  These managers will assist the president with the final stages of facilities setup and startup.  We plan to have the shop manager and president, working with our Human Resources services provider, interview and select candidates for repair technician.  We anticipate these technicians will assist with the initial setup and testing of the rental kart fleet.  Several weeks before commencing operations we will begin the hiring interview process for all other employees by working with an outsourced Human Resources services provider.  The operations managers will interview and select candidates for final consideration.

Commencement of Operations/Sources of Revenue
Upon commencement of operations, we anticipate all income generating sectors of the business to begin generating revenue.  While we anticipate generating revenue as soon as we commence operations, we cannot provide any assurance to that effect.  These sectors are kart rental and ancillary retail sales; event and meeting room rentals; sponsorship and advertising; and track membership revenue.  We do not have plans for a phased marketing program or opening of operations.

We anticipate being able to offer adult races at a standard rate of $25 per race for non-members and $20 per race for members during peak business periods.  We may apply a sliding rate schedule to stimulate sales during lower business activity periods.  We believe a slightly lower rate for Junior and Kid Kart rentals may be attractive to consumers.  We expect to charge $20 per race for junior non-members and $17 per race for junior members.

Pursuant to maximum offering being reached it is anticipated that the snack bar / restaurant will be fully open upon commencement of operations and able to serve all items offered on its menu as well as an assortment of beverages.  We may offer introductory promotions for a combination of race rental, food and beverage.  We anticipate snack bar/restaurant revenue to closely correlate to the number of kart rental customers in any given period.

Retail products will be on display and merchandised within the main lobby.  The race results retrieval area will be in proximity to the retail product display area.  Retail product offerings will be featured between races on our timing system displays and on the race playback screen and we will advertise our retail products offerings using large format printed signage on display within the track area.  We anticipate retail product revenue to closely correlate to the number of kart rental customers in any given period.

Pursuant to maximum offering being reached we anticipate event and meeting room rentals; sponsorship, advertising; and track membership revenue to develop over time as we establish repeat clientele and our presence in the community.

We anticipate event and meeting room rentals; sponsorship, advertising; and track membership revenue to develop over time as we establish repeat clientele and our presence in the community.

Milestone Expenditures from Offering Proceeds	Min. Offering $1,900,000	Max. Offering $3,500,000
Offering Expenses	$37,750	$37,750
President Salary	$50,000	$50,000
Hire Managers and Staff / Human Resources Services	$20,700	$32,000
Hire Maintenance and Repair Technicians	$6,550	$8,250
Legal / Bus Permits / licenses	$10,500	$13,000
Kitchen, Sports Bar, Conference Rooms	$0	$650,000
Lobby, Restrooms, Driver Orientation, Locker Rooms, Shop	$449,000	$449,000
Interior & Exterior Design and Approval	$73,000	$123,000
Kart Fleet / Service Parts	$197,000	$380,000
Tools, Fuel and Maintenance Equipment	$23,000	$28,000
Drivers Suits / Helmets / Uniforms / Furniture	$49,000	$104,000
Retail Inventory	$7,500	$25,000
Decorate Facility	$30,000	$150,000
Track Barrier System, Track Area Setup and Fencing Setup	$420,000	$420,000
Timing and Scoring / Audio Visual	$110,000	$110,000
Race Playback / Conference Room Equipment	$0	$280,000
Web Site Development	$5,000	$25,000
Advertising and Publicity	$10,000	$25,000
Signage	$15,000	$15,000
Utilities / Insurance / Contingency	$186,000	$275,000
Working Capital to Fund Ongoing Operations	$200,000	$300,000

We believe the $200,000 allocated to working capital will provide us the necessary liquidity needed for the first two quarters of operations under the minimum offering and the $300,000 allocated to fund ongoing operations will provide us the necessary liquidity needed for the first three quarters of operations under the maximum offering.   Full Throttle Indoor Kart Racing™ is a startup company in the development stage.  Full Throttle does not anticipate being profitable within the first 12 months of operations.

DIRECTORS AND EXECUTIVE OFFICERS

The following table shows our executive officers and directors of Full Throttle Indoor Kart Racing™, and their ages as of the date of this prospectus and their relationship with Full Throttle Indoor Kart Racing™.

Name	Age	Position		Held Position Since
Richard Jay Herrera	57	President /CEO/Founder/Director	- Class III	Aug-09
Mark Ryan	54	Director/Chairman of the Board	- Class III	Aug-09
Lance Sedlak	46	Director	- Class II	Aug-09
Tim Cousineau	56	Director / Secretary	- Class II	Aug-09
Will Sumners	49	Director / Treasurer	- Class I	Nov-09
Larry Kopf	51	Chief Financial Officer		Aug-09

Directors will serve until their successors are elected by the shareholders. Vacancies on the Board of Directors may be filled by appointment of the majority of the continuing Directors.

In order to provide continuity and stability in management, we have chosen to have a staggered board.   We have three classes of director.  Terms for each class of directors commence and end in accordance with the following schedule. After which, each class will have a 4 year term.

Class	Commencing	Term Ends
I	August 1, 2009	July 31, 2013
II	August 1, 2009	July 31, 2014
III	August 1, 2009	July 31, 2015

The members of the Board of Directors shall be elected at the annual meeting of shareholders and shall hold office until the end of their term or until their successors shall be elected and shall qualify.

Principle Occupation of Executives and Directors
The following discussion provides information concerning the backgrounds and business experience of the named individuals, all of whom will be serving in such capacities are as described below.

Richard Jay Herrera
President/CEO/Founder
AMERCO Advisory Board	(March 2007 to present)
Currently Richard serves on the Advisory Board for the AMERCO Board of Directors.  AMERCO is a publicly traded company and parent company of U-Haul International.
AMERCO Board of Directors U-Haul Board of Directors	(served from 1993 to June 2001) (served from 1990 to June 2001)

Executive Vice President/Marketing and Sales Manager	Eastern Seaboard Packaging, Inc.2003 to 2005
Responsibilities:  Program creation and development, identified markets, profile customers, defined product mix, and established goals and budgets.  Developed, communicated and facilitated execution of programs, policies and procedures.  Reorganized sales department, defined sales territories; established responsibility and accountability for accounts and sales performance, restructured compensation, actively made sales calls, worked with and mentored sales force, oversaw national account activity and pricing, key account management.
Richard is an avid racing enthusiast and has participated in many forms of amateur automotive racing.  Richard has been a course worker, race team crew-member and has driven many race car variants.  As a result, Richard has an informed opinion on expectations of race participants.

Mark Ryan
Director/ Chair
Mark has been the owner of Ryan 5 Corp. in Littleton CO since 2005. Ryan 5 is a recruiting company providing career placements and executive searches.   Mark is current Chair of the South Metro Denver Chamber of Commerce.

From 1986 through 2004, Mark was employed by Charles Schwab & Company.  During his tenure with Schwab he was employed in various capacities from Business Development Specialist through Senior Vice President of Retail Client Services.

Mark is a member of the Board of Directors for the South Metro Denver Chamber of Commerce, past Vice Chairman and Chair of the Small Business Development Center (chamber and state organization), Chairman of the Student Leadership Program for the Chamber and Membership Chairperson for Colorado Business Leads.

Lance Sedlak
Director
Lance Sedlak is Managing Director and Principal of Sedlak Development Group, LLC, a business development consulting services firm since 2008 and co-founder of S2, LLC, a channel management and services consulting business since 2009.    Lance served as a business executive with Arrow Electronics (Director and GM roles, 2001 – 2008); GE (Director and GM roles, 1998 – 2001) where he earned the distinguished Pinnacle Award in 2000 recognizing the top 1% of managers worldwide at GE; and Integration Alliance (GM and VP, 1995 – 1998).  Lance previously spent ten years in various sales and business development roles with Hewlett Packard.

As a lifelong racing enthusiast, Lance understands the business, entertainment and competitive sides of the racing industry.  He regularly attends professional racing events, including the Indy 500.  He is actively involved in karting and has supported his teenage son’s kart-racing activity as team manager, coach and crew chief at local, regional and national racing events.

Tim Cousineau
Director/Secretary
In 2009 Mr. Cousineau joined the Colorado Community College System (CCCS) as a Programmer Analyst in the Career Technical Education Accountability Division.  Mr. Cousineau was employed from 2003 to 2009 as a Senior Programmer responsible for application design and development, database design and development, and data capture and conversion for Granite Technologies, Inc., of Golden Colorado. From 1997 to 2003, Mr. Cousineau was an Executive Consultant for KEMA Consulting in Englewood, Colorado.  KEMA software consulting specialized in data modeling and engineering applications for electric, gas, water, and telecommunication utilities.

Tim is a founder, organizer, and former director (May 2007 through August 2008) of the North American Bank (IO) in Longmont. Colorado.  Tim is the Financial Partner and a general partner in BBIC Investment Club (March 2007 through August 2010), and is a member of the South Metro Denver Chamber of Commerce (April 2006 to present).  In addition Tim is a volunteer Park Host Mentor with Jefferson County Open Space Citizen Outreach, and a nestbox monitor mentor with Jefferson County Open Space Natural Resources division(January 2007, to present).

Will Sumners
Director
Will is President and owner of Dalco Heating and Air Conditioning a Denver based HVAC contractor serving the residential and commercial markets.  Will purchased the business in 2005 and has created a referral oriented retrofit business. Will is also a co-founder of S2, LLC, a channel management and services consulting business.

Will holds an MBA from the University of Denver and a BA in Molecular Biology from the University of Colorado.  He is a member of Beta Gamma Sigma Honorary Society.  He also has completed an executive marketing program at Stanford University.  He was awarded the prestigious Pinnacle Award at GE in 2000.  This award recognizes the top 1% of managers worldwide in the GE organization.  Additionally he is a certified greenbelt.

Lawrence Kopf, MBA, CPA
Chief Financial Officer
Lawrence Kopf is the managing director of TaxOnly LLC from 1983 to the present specializing in international tax, business tax planning, tax education and individual tax planning.  He is also the author and instructor of Tax Seminars to other CPAs and attorneys. He spent four years in the "Big 8," was a Tax Planning Manager for a Fortune 100 corporation and managed the tax department of a New York public accounting firm. Among his comprehensive corporate tax planning experience, he has reviewed U.S. consolidated corporate tax returns, responded to federal and state audit inquiries, played a role in intercompany transactions, mergers, acquisitions and reorganizations, and counseled domestic and foreign personnel on international tax planning.   Mr. Kopf holds a MBA degree from Hofstra University and a Bachelors degree for Tulane University.

 EXECUTIVE COMPENSATION

The following table sets forth certain information with respect to the compensation that will be paid for services rendered to the CEO/President upon the successful completion of this offering.  To date with respect to our President / CEO we have paid no salary.  We have no other officers who received cash compensation in excess of $100,000.

SUMMARY COMPENSATION TABLE
Name and Principal position	Year	Salary($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Richard Herrera CEO / President	2010	$0 (1)(2)(3)	$0 (4)	$0	$0	$0	$0	$0	$0
Lawrence Kopf CFO	2010	$0 (5)	$0	$1,500(5)	$0	$0	$0	$0	$0

(1)	No compensation has been paid to the CEO / President during the development phase of the business.
(2)
The President/CEO will receive a yearly salary of $100,000 that will be triggered and commence upon the successful completion of this offering and the funding of the company.  Mr. Herrera will be paid salary from the proceeds of the public offering.

(3)
There is no written agreement or contract between Richard Herrera, President / CEO and Full Throttle Indoor Kart Racing Inc.  The Board of Directors has agreed to the President / CEO Salary upon successful completion of the offering and the funding of the company.

(4)
The company has reserved 10,000 shares for management performance incentives.  Issuance of any and all of those shares is at the discretion of the board of directors.  At this time there are no formal criteria or plan for any distribution of these shares.  There have been no grants of performance incentives to date.

(5)
The CFO has provided a prepayment of services in exchange for shares valued at $1,500.  Upon consumption of those services provided during the development phase of the business a determination of continuation or salary consideration will be made.

Director Compensation
At this time there are no fixed compensation fees for serving on the Board of Directors or officers.

Family Relationships
There is no family relationship between any Director, executive or person nominated or chosen by Full Throttle Indoor Kart Racing™ to become a Director or Executive Officer.

Key Executive Insurance
Full Throttle intends to take out a term life insurance on the founder Richard Jay Herrera.  The intended beneficiary will be Full Throttle Indoor Kart Racing Inc.  The intended purpose of this insurance payout to Full Throttle is to facilitate an orderly transition for Full Throttle.  It is our intention that it will be the responsibility of the Board of Directors to make a determination and recommendation as to the future of Full Throttle and how it will affect its shareholders.

Compensation Discussion and Analysis
The following Compensation Discussion and Analysis (CD&A) provides information on the compensation programs established for our "Named Executive Officers" during our fiscal year ended May 31. All information provided herein should be read in conjunction with the tables provided above.

Our Board of Directors is responsible for establishing, implementing and monitoring the policies governing compensation for our executives. Currently our Board does not have a compensation committee. Our officers are members of our Board of Directors and are able to vote on matters of compensation. We are not currently under any legal obligation to establish a compensation committee and have elected not to do so at this time. In the future, we may establish a compensation committee if the Board determines it to be advisable or we are otherwise required to do so by applicable law, rule or regulation. We did not employ any outside consultants to assist in carrying out its responsibilities with respect to executive compensation, although we have access to general executive compensation information regarding both local and national industry compensation practices.  In future periods, we may participate in regional and national surveys that benchmark executive compensation by peer group factors such as company size, annual revenues, market capitalization and geographical location.

The executive employment market in general is very competitive due to the number of companies with whom we compete to attract and retain executive and other staff with the requisite skills and experience to carry out our strategy and to maintain compliance with multiple Federal and State regulatory agencies. Many of these companies have significantly greater economic resources than our own. Our Board has recognized that our compensation packages must be able to attract and retain highly talented individuals that are committed to our goals and objectives, without at this time, paying cash salaries that are competitive with some of our peers with greater economic resources. Our compensation structure will be weighted towards equity compensation in the form of options to acquire common stock, which the Board believes motivates and encourages executives to pursue strategic opportunities while managing the risks involved in our current business stage, and aligns compensation incentives with value creation for our shareholders.

Components of Our Executive Compensation Program
Our current executive compensation program is equity and salary based.  In the future we intend to incorporate additional components that we believe are necessary in order for the Company to provide a competitive compensation package relative to our peers and to provide an appropriate mix between short-term and long-term cash and non-cash compensation. Elements of our future executive compensation are likely to include:

○	Base Salary
○	Stock Awards
○	Other benefits available to all employees
○	Items specific to our President and Chief Executive Officer per an employment agreement

Base Salary: At present we do not have a salary structure for employees and Executives except for our President who will begin receiving a yearly salary of $100,000 that will be triggered and commence upon the successful completion of this offering and the funding of the company.  Mr. Herrera will be paid salary from the proceeds of the public offering. Amounts are based on skill set, knowledge and responsibilities. Other base salaries may be established as necessary.

Equity Compensation: A portion of compensation paid to our executives is equity based.  We believe equity compensation helps align the interests of our executives with the interests of our shareholders. In that regard, our executives' compensation is subject to downside risk in the event that our common stock price decreases. In addition, we believe equity compensation provides incentives to aid in the retention of key executives.

Other Benefits: Our Executive Officers and employees receive no other benefits at this time.

CORPORATE GOVERNANCE

Committees: Meetings of the Board
We do not have a separate Compensation Committee, Audit Committee or Nominating Committee. These functions are conducted by the Board of Directors meeting as a whole. All corporate actions by the Board of Directors were either consented to in writing by all Directors or were agreed to unanimously at a meeting where proper notice had been given and a quorum was present.

Audit Committee
The Board of Directors has not established an audit committee. The functions of the audit committee are currently performed by the entire Board of Directors. We are under no legal obligation to establish an audit committee and has elected not to do so at this time so as to avoid the time and expense of identifying independent directors willing to serve on the audit committee. We may establish an audit committee in the future if the board determines it to be advisable or we are otherwise required to do so by applicable law, rule or regulation.

As the Board of Directors does not have an audit committee, it therefore has no "audit committee financial expert" within the meaning of Item 401(e) of Regulation S-B, except its chief financial officer. In general, an "audit committee financial expert" is an individual member of the audit committee who:

○	understands generally accepted accounting principles and financial statements,
○	is able to assess the general application of such principles in connection with accounting for estimates, accruals and reserves,
○	has experience preparing, auditing, analyzing or evaluating financial statements comparable to the breadth and complexity to our financial statements,
○	understands audit committee functions.

Board of Directors Independence
Four of our directors are "independent" within the meaning of NASDAQ Rule 5605. We are not currently subject to any law, rule or regulation requiring that all or any portion of its Board of Directors include "independent" directors.

Director Nominees
We do not have a nominating committee. The Board of Directors, sitting as a board, selects those individuals to stand for election as members of our board. The Board of Directors has a majority of independent directors (4 directors). The Board will consider candidates for directors proposed by security holders, although no formal procedures for submitting candidates have been adopted. Until otherwise determined, not less than 90 days prior to the next annual Board of Directors' meeting at which the slate of board nominees is adopted, the Board accepts written submissions that include the name, address and telephone number of the proposed nominee, along with a brief statement of the candidate's qualifications to serve as a Director and a statement of why the shareholder submitting the name of the proposed nominee believes that the nomination would be in the best interests of shareholders. If the proposed nominee is not the security holder submitting the name of the candidate, a letter from the candidate agreeing to the submission of his or her name for consideration should be provided at the time of submission. The letter should be accompanied by a resume supporting the nominee's qualifications to serve on the Board of Directors, as well as a list of references.

The Board identifies Director Nominees through a combination of referrals, including by management, existing board members and security holders, where warranted. Once a candidate has been identified, the Board reviews the individual's experience and background, and may discuss the proposed nominee with the source of the recommendation. If the Board believes it to be appropriate, Board members may meet with the proposed nominee before making a final determination whether to include the proposed nominee as a member of management's slate of Director Nominees submitted for shareholders for election to the board.  Among the factors that the Board considers when evaluating proposed nominees are their experience in the information technology industry, knowledge of and experience with and knowledge of and experience in business matters, finance, capital markets and mergers and acquisitions. The Board may request additional information from the candidate prior to reaching a determination. The Board is under no obligation to formally respond to all recommendations, although as a matter of practice, it will endeavor to do so.

Security Holder Communications with our Board of Directors
We provide an informal process for security holders to send communications to our Board of Directors. Security holders who wish to contact the Board of Directors or any of its members may do so by writing to Full Throttle Indoor Kart Racing Inc., 4950 S. Yosemite Street, F2 #339, Greenwood Village, Colorado 80111.

Correspondence directed to an individual board member is referred, unopened, to that member. Correspondence not directed to a particular board member is referred, unopened, to the President and CEO.

Code of Ethics
Under the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission's related rules, we are required to disclose whether  we have adopted a code of ethics that applies to the our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. We have adopted a code of ethics that applies to our chief executive officer, chief financial officer and other officers, legal counsel and to any person performing similar functions. We have made the code of ethics available and intend to provide disclosure of any amendments or waivers of the code within five business days after an amendment or waiver on our website FullThrottleIKR.com

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of Full Throttle’s common stock beneficially owned as of the date of this prospectus by individual Directors and Executive Officers and by all Directors and Executive Officers of Full Throttle as a group. Pre-Offer all independent directors hold more than 5% of Full Throttles common stock.  Upon meeting the minimum offering, there are no registered holders of five percent or more of Full Throttle’s common stock by any of its independent directors.  As of the date of this prospectus, there were 160,000 shares outstanding.

Name and Address of Beneficial Owner	Title	Common Stock Ownership	Pre Offer Percentage of Shares Outstanding (%)	Minimum Offering Percentage of Shares (%)	Maximum Offering Percentage of Shares (%)
Richard Jay Herrera 90 Sylvestor Place Highlands Ranch, CO 80129	Director President CEO	70,000	43.75%	15.22%	13.73%

Mark Ryan 7254 S. Olive Way Centennial, CO 80112	Director Chair	15,000	9.38%	3.26%	2.94%

Lance Sedlak 21446 E. Ottawa Cir. Aurora, CO 80016	Director	15,000	9.38%	3.26%	2.94%

Tim Cousineau 12300 Quincy Ave. Morrison, CO 80465	Director Secretary	15,000	9.38%	3.26%	2.94%

Will Sumners 11039 Puma Run Littleton, CO 80124	Director	15,000	9.38%	3.26%	2.94%

Lawrence Kopf CPA 4950 S. Yosemite Street, F2 #339 Greenwood Village, CO 80111	CFO	15,000	9.38%	3.26%	2.94%

Officers and Directors as a Group (6 persons)		145,000	90.625%	34.78%	31.37%

Steve Replin 222 Milwaukee St., Suite 304 Denver, Colorado 80206	5%+ Owner	15,000	9.38%	3.26%	2.94%

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In May 2010, Richard Herrera, the company founder, in consideration  of conveying to Full Throttle Indoor Kart Racing Inc. all rights to the business plan he developed was issued 70,000 shares of the common stock valued at $510.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation and Bylaws include an indemnification provision under which we have agreed to indemnify our Directors and Officers from and against certain claims arising from or related to future acts or omissions as a Director or Officer. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, Officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm	F-2

Balance Sheet at May 31, 2010	F-3

Statement of Operations for the period from July 10, 2009 (inception)
through May 31, 2010	F-4

Statement of Changes in Shareholders' Equity for the period from
July 10, 2009 (inception) through May 31, 2010	F-5

Statement of Cash Flows for the period from July 10, 2009 (inception)
through May 31, 2010	F-6

Notes to Audited Financial Statements.	F-7

Balance Sheet (unaudited) at February 28, 2011	F-10

Statement of Operations (unaudited) for the fiscal quarter ended February 28, 2011	F-11

Statement of Changes in Shareholders’ Equity (unaudited) for the period from	F-12
July 10, 2009 (inception through February 28, 2011

Statement of Cash Flows (unaudited) for the fiscal quarter ended February 28, 2011	F-13

Notes to Unaudited Financial Statements	F-14

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Full Throttle Indoor Kart Racing, Inc.:

We have audited the accompanying balance sheet of Full Throttle Indoor Kart Racing, Inc. (a development stage company) as of May 31, 2010, and the related statements of operations, changes in shareholders’ equity, and cash flows for the period from July 10, 2009 (inception) through May 31, 2010.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Full Throttle Indoor Kart Racing, Inc. as of May 31, 2010, and the results of its operations and its cash flows for the period from July 10, 2009 (inception) through May 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has a limited operating history and has suffered operating losses since inception, which raises substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Cordovano and Honeck LLP
Cordovano and Honeck LLP
Englewood, Colorado
June 18, 2010

Full Throttle Indoor Kart Racing, Inc.
(A Development Stage Company)
Balance Sheet

May 31,
2010

Assets

Cash	$89,236
Equipment, net of accumulated depreciation
of $-0	6,142

$95,378

Liabilities and Shareholders’ Equity

Liabilities:
Accounts Payable	$2,454
Total liabilities	2,454

Shareholders’ equity (Notes 2 and 3):
Common stock, $.0001 par value; 25,000,000 shares authorized,
1,600,000 shares issued and outstanding	160
Additional paid-in capital	103,850
Deficit accumulated during development stage	(11,086)

Total shareholders’ equity	92,924

$95,378

See accompanying notes to financial statements

Full Throttle Indoor Kart Racing, Inc.
(A Development Stage Company)
Statement of Operations

July 10, 2009
(Inception)
Through
May 31, 2010

Revenue	$—

Operating expenses:
Rent (Note 2)	1,000
Professional fees, including stock-based
compensation totaling $2,500	4,150
Organization costs, including stock-based
compensation totaling $510	5,445
Other general and administrative expenses	491

Operating loss	(11,086)

Income tax provision (Note 4)	—

Net loss	$(11,086)

Basic and diluted loss per share	$(0.01)

Weighted average number of common
shares outstanding	1,097,697

See accompanying notes to financial statements

Full Throttle Indoor Kart Racing, Inc.
(A Development Stage Company)
Statement of Changes in Shareholders' Equity

				Deficit
				Accumulated
			Additional	During
	Common Stock		Paid-In	Development
	Shares	Par Value	Capital	Stage	Total

Balance, July 10, 2009 (inception)	—	$—	$—	$—	$—

July 2009, common stock issued to president/founder
for services, $.0007 per share (Note 2)	700,000	70	440	—	510
July 2009, common stock issued to corporate counsel
for services, $.0067 per share (Note 3)	150,000	15	985	—	1,000
August 2009, common stock issued to officer/director
for services, $.01 per share (Note 2)	150,000	15	1,485	—	1,500
March and April 2010, common stock sold to
directors, $.1667 per share (Note 2)	600,000	60	99,940	—	100,000
Office use contributed by officers/
directors (Note 2)	—	—	1,000	—	1,000
Net loss for period ending May 31, 2010	—	—	—	(11,086)	(11,086)

Balance, May 31, 2010	1,600,000	$160	$103,850	$(11,086)	$92,924

See accompanying notes to financial statements

Full Throttle Indoor Kart Racing, Inc.
(A Development Stage Company)
Statement of Cash Flows

July 10, 2009
(Inception)
Through
May 31, 2010
Cash flows from operating activities:
Net loss	$(11,086)
Adjustments to reconcile net loss to net cash
used in operating activities:
Stock-based compensation	3,010
Contributed rent (Note 2	1,000
Changes in operating assets and liabilities:
Accounts Payable	2,454
Net cash used in
operating activities	(4,622)

Cash flows from investing activities:
Equipment purchases	(6,142)
Net cash used in
investing activities	(6,142)

Cash flows from financing activities:
Proceeds from sale of common stock	100,000
Net cash provided by
financing activities	100,000

Net change in cash	89,236

Cash, beginning of period	—

Cash, end of period	$89,236

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes	$—
Interest	$—

See accompanying notes to financial statements

Full Throttle Indoor Kart Racing, Inc.
(A Development Stage Company)
Notes to Financial Statements

 (1)   Nature of Organization and Summary of Significant Accounting Policies

Nature of Organization

Full Throttle Indoor Kart Racing, Inc. (referenced as “we”, “us”, “our” in the accompanying notes) was incorporated in the State of Colorado on July 10, 2009.  We were organized to engage in the business of providing a race-themed entertainment venue.  We have not earned any revenue since our inception, and we did not own any inventory at May 31, 2010.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  As shown in the accompanying financial statements, the Company has a limited operating history and has suffered losses since inception.  These factors, among others, may indicate that the Company will be unable to continue as a going concern.

During the period from inception through May 31, 2010, we have sold common stock to insiders in order to raise capital to build our facility and commence revenue-producing operations.  However, as of May 31, 2010, we have not yet built the facility nor have we engaged in revenue-producing operations.  In the longer term, we plan to raise the necessary capital to build our facility, begin revenue producing operations and eventually be profitable.  There is no assurance that we will be successful in raising the capital required to develop our operations or that we will attain profitability.

The financial statements do not include any adjustments relating to the recoverability and classification of assets and/or liabilities that might be necessary should we be unable to continue as a going concern.  Our continuation as a going concern is dependent upon our ability to meet our obligations on a timely basis, and, ultimately to attain profitability.

Development Stage Company

We are in the development stage in accordance with the Accounting and Reporting by Development Stage Enterprises Topic of the Financial Accounting Standards Board’s Accounting Standards Codification (FASB ASC).

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles permits management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents

We consider all highly liquid securities with original maturities of three months or less when acquired, to be cash equivalents.  We had no cash equivalents at May 31, 2010.

Equipment and Depreciation

Equipment is stated at cost.  We intend to depreciate our one piece of equipment (a go-kart) using the straight-line method over its estimated useful life of ten years, once placed into service during our second fiscal quarter ending November 20, 2010.  Expenditures for additions and improvements are capitalized, while repairs and maintenance costs are expensed as incurred.  The cost and related accumulated depreciation of equipment sold or otherwise disposed of are removed from the accounts and any gain or loss will be recorded in the year of disposal.

Full Throttle Indoor Kart Racing, Inc.
(A Development Stage Company)
Notes to Financial Statements

Financial Instruments

Our financial instruments consist of cash and accounts payable.  At May 31, 2010, the fair value of our financial instruments approximates book value due to the short-term maturity of the instruments.

Earnings (Loss) per Common Share

We report loss per share using a dual presentation of basic and diluted loss per share.  Basic loss per share excludes the impact of common stock equivalents.  Diluted loss per share utilizes the average market price per share when applying the treasury stock method in determining common stock equivalents.  At May 31, 2010, there were no variances between the basic and diluted loss per share as there were no potentially dilutive securities outstanding.

Income Taxes

We account for income taxes as required by the Income Tax Topic of the FASB ASC, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns.  Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

We have analyzed filing positions in all of the federal and state jurisdictions where we are required to file income tax returns, as well as all open tax years in these jurisdictions.  The Company has identified its federal tax return and its state tax return in Colorado as “major” tax jurisdictions, as defined.  We are not currently under examination by the Internal Revenue Service or any other jurisdiction.  The Company believes that its income tax filing positions and deductions will be sustained on audit and does not anticipate any adjustments that will result in a material adverse effect on the Company’s financial condition, results of operations, or cash flow.  Therefore, no reserves for uncertain income tax positions have been recorded pursuant to ASC 740.

Fiscal Year-end

The Company operates on a May 31 year-end.

Start Up Costs

The Company expenses start up costs as they are incurred.

(2)  Related Party Transactions

During the period from August 20, 2009 through May 31, 2010, we received office space from our CFO at a rate of $100 per month.  Rent expense totaled $1,000 for the period ended May 31, 2010.  This amount has been recognized as Additional paid-in capital contributed by the CFO for the period ended May 31, 2010.

Effective July 10, 2009, we issued 700,000 shares of our common stock to our founder/president in exchange for the acquisition by the Company of all of the rights, title and interest in and to the Full Throttle Indoor Kart Racing Business and Capital Formation Plan that he had prepared. The transaction was recorded at fair value, as determined by the Board of Directors, totaling $510.

Effective August 20, 2009, we issued 150,000 shares of our common stock to our CFO in exchange for provision of general financial services in the capacity of CFO of Full Throttle Indoor Kart Racing Inc during the development and initial start-up of the company. The transaction was recorded at fair value, as determined by the Board of Directors, totaling $1,500.

Full Throttle Indoor Kart Racing, Inc.
(A Development Stage Company)
Notes to Financial Statements

During March and April 2010, we sold 150,000 shares of our common stock to four directors for $25,000 each ($.1667 per share), resulting in total proceeds of $100,000.

(3)    Shareholders’ Equity

On July 11, 2009, we issued 150,000 shares of our common stock to our attorney in exchange for services related to the development of the company. The transaction was recorded at fair value of the services rendered, totaling $1,000.

(4)    Income Taxes

A reconciliation of the U.S. statutory federal income tax rate to the effective tax rate is as follows:

May 31,
2010
U.S. Federal statutory graduated rate	15.00%
State income tax rate,
net of federal benefit	3.94%
Permanent differences	-1.71%
Net operating loss for which no tax
benefit is currently available	-17.23%
0.00%

At May 31, 2010, deferred tax assets consisted of a net tax asset of $1,910, due to operating loss carryforwards of $10,086 which was fully allowed for in the valuation allowance of $1,910.  The valuation allowance offsets the net deferred tax asset for which there is no assurance of recovery.  The change in the valuation allowance for the period ended May 31, 2010 totaled $1,910.  The current tax benefit also totaled $1,910 for the period ended May 31, 2010.  The net operating loss carryforward expires through the year 2030.

The valuation allowance will be evaluated at the end of each year, considering positive and negative evidence about whether the deferred tax asset will be realized.  At that time, the allowance will either be increased or reduced; reduction could result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax assets is no longer impaired and the allowance is no longer required.

Should we undergo an ownership change as defined in Section 382 of the Internal Revenue Code, our net tax operating loss carryforwards generated prior to the ownership change will be subject to an annual limitation, which could reduce or defer the utilization of these losses.

Full Throttle Indoor Kart Racing, Inc.
(A Development State Company)
Balance Sheets

	February 28, 2011	May 31, 2010
	(Unaudited)	(Derived from audited
		financial statements)
Assets

Cash	$15,031	$89,236
Pre-paid expense	140	0
Property and equipment, net of accumulated depreciation
of $618 (unaudited) and $-0-, respectively	19,859	6,142

	$35,030	$95,378

Liabilities and Shareholders’ Equity

Liabilities:
Accounts Payable	$0	$2,454
Total liabilities	0	2,454

Shareholders’ equity (Notes 2 and 3):
Common stock, $.0001 par value; 25,000,000 shares authorized,
1,600,000 (unaudited) and 1,600,000 shares issued and
outstanding, respectively	160	160
Additional paid-in capital	104,150	103,850
Deficit accumulated during development stage	(69,280)	(11,086)

Total Shareholders’ Equity	35,030	92,924

	$35,030	$95,378

See accompanying notes to financial statements

Full Throttle Indoor Kart Racing, Inc.
(A Development State Company)
Statements of Operations

	For The Three Months Ended	For The Three Months Ended	For The Nine Months Ended	July 10, 2009 (Inception) Through	July 10, 2009 (Inception) Through
	February 28, 2011	February 28, 2010	February 28, 2011	February 28, 2010	February 28, 2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenue	$—	$—	$—	$—	$—

Operating expenses:
Rent (Note 2)	962	—	1,562	—	2,562
Professional fees, including stock-based
compensation totaling $-0-, $-0-, $-0-,
$-0-, and $2,500, respectively	13,453	—	28,854	—	32,754
Organization costs, including stock-based
compensation totaling $-0-, $-0-, $-0-,
$-0-, and $510, respectively	—	800	16,706	3,810	21,697
Other general and administrative expenses	2,831	—	11,072	—	12,267

Operating loss	(17,245)	(800)	(58,194)	(3,810)	(69,280)

Income tax provision (Note 4)	—	—	—	—	—

Net loss	$(17,245)	$(800)	$(58,194)	$(3,810)	$(69,280)

Basic and diluted loss per share	$(0.01)	$—	$(0.04)	$(0.00)

Weighted average number of common
shares outstanding	1,600,000	1,000,000	1,600,000	1,000,000

See accompanying notes to financial statements

Full Throttle Indoor Kart Racing, Inc.
(A Development State Company)
Statement of Changes in Shareholders' Equity

				Accumulated
			Additional	During
	Common Stock		Paid-In	Development
	Shares	Par Value	Capital	Stage	Total

Balance, July 10, 2009 (inception)	—	$—	$—	$—	$—

July 2009, common stock issued to president/founder
for services, $.0007 per share (Note 2)	700,000	70	440	—	510
July 2009, common stock issued to corporate counsel
for services, $.0067 per share (Note 3)	150,000	15	985	—	1,000
August 2009, common stock issued to officer/director
for services, $.01 per share (Note 2)	150,000	15	1,485	—	1,500
March and April 2010, common stock sold to
directors, $.1667 per share (Note 2)	600,000	60	99,940	—	100,000
Office use contributed by officers/
directors (Note 2)	—	—	1,000	—	1,000
Net loss for period ending May 31, 2010	—	—	—	(11,086)	(11,086)
	1,600,000	160	103,850	(11,086)	92,924

Office use contributed by officers/
directors (Note 2) (unaudited)	—	—	300	—	300
Net loss for the nine months ended
February 28, 2011 (unaudited)	—	—	—	(58,194)	(58,194)

Balance, February 28, 2011 (unaudited)	1,600,000	$160	$104,150	$(69,280)	$35,030

See accompanying notes to financial statements

Full Throttle Indoor Kart Racing, Inc.
(A Development State Company)
Statement of Cash Flows

	For The Nine Months Ended	July 10, 2009 (Inception) Through	July 10, 2009 (Inception) Through
	February 28, 2011	February 28, 2010	February 28, 2011
	(Unaudited)	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss	$(58,194)	$(3,810)	$(69,280)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation	618	—	618
Stock-based compensation	—	3,010	3,010
Contributed rent (Note 2)	300	800	1,300
Changes in operating assets and liabilities:
Accounts payable	(2,594)	—	(140)
Net cash used in
operating activities	(59,870)	—	(64,492)

Cash flows from investing activities:
Property and equipment purchases	(14,335)	—	(20,477)
Net cash used in
investing activities	(14,335)	—	(20,477)

Cash flows from financing activities:
Proceeds from sale of common stock	—	—	100,000
Net cash provided by
financing activities	—	—	100,000

Net change in cash	(74,205)	—	15,031

Cash, beginning of period	89,236	—	—

Cash, end of period	$15,031	$—	$15,031

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes	$—	$—	$—
Interest	$—	$—	$—

See accompanying notes to financial statements

Full Throttle Indoor Kart Racing, Inc.
(A Development Stage Company)
Notes to Financial Statements

(1)           Nature of Organization and Summary of Significant Accounting Policies

Nature of Organization

Full Throttle Indoor Kart Racing, Inc. (referenced as “we”, “us”, “our” in the accompanying notes) was incorporated in the State of Colorado on July 10, 2009.  We were organized to engage in the business of providing a race-themed entertainment venue.  We have not earned any revenue since our inception, and we did not own any inventory at February 28, 2011.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  As shown in the accompanying financial statements, the Company has a limited operating history and has suffered losses since inception.  These factors, among others, may indicate that the Company will be unable to continue as a going concern.

During the period from inception through February 28, 2011, we have sold common stock to insiders in order to raise capital to build our facility and commence revenue-producing operations.  However, as of February 28, 2011, we have not yet built the facility nor have we engaged in revenue-producing operations.  In the longer term, we plan to raise the necessary capital to build our facility, begin revenue producing operations and eventually be profitable.  There is no assurance that we will be successful in raising the capital required to develop our operations or that we will attain profitability.

The financial statements do not include any adjustments relating to the recoverability and classification of assets and/or liabilities that might be necessary should we be unable to continue as a going concern.  Our continuation as a going concern is dependent upon our ability to meet our obligations on a timely basis, and, ultimately to attain profitability.

Our management believes that the accompanying unaudited financial statements contain all adjustments (including normal recurring adjustments) necessary to present fairly the financial condition, results of operations and cash flows for the periods presented.  The unaudited financial statements presented herein should be read in conjunction with our audited financial statements for our most recently completed fiscal year ended May 31, 2010, and their accompanying notes.

Development Stage Company

We are in the development stage in accordance with the Accounting and Reporting by Development Stage Enterprises Topic of the Financial Accounting Standards Board’s Accounting Standards Codification (FASB ASC).

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles permits management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents

We consider all highly liquid securities with original maturities of three months or less when acquired, to be cash equivalents.  We had no cash equivalents at February 28, 2011 (unaudited) and May 31, 2010.

Full Throttle Indoor Kart Racing, Inc.
(A Development Stage Company)
Notes to Financial Statements

Property, Equipment and Depreciation

Property and equipment are stated at cost.  We intend to depreciate our fixed assets using the Double Declining Balance Method (200% DB) over their estimated useful lives (estimated between three and ten years), once placed into service. We placed the Sodi Kart into service during the quarter ending February 28, 2011.

Expenditures for additions and improvements are capitalized, while repairs and maintenance costs are expensed as incurred.  The cost and related accumulated depreciation of equipment sold or otherwise disposed of are removed from the accounts and any gain or loss will be recorded in the year of disposal.

Financial Instruments

Our financial instruments consist of cash, accounts payable and accrued liabilities.  At February 28, 2011 (unaudited) and May 31, 2010, the fair value of our financial instruments approximates book value due to the short-term maturity of the instruments. These fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment, and, therefore, cannot be determined with precision.  Changes in assumptions could significantly affect these estimates.  We do not hold or issue financial instruments for trading purposes, nor do we utilize derivative instruments.

The FASB Codification states that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. It also requires disclosure about how fair value is determined for assets and liabilities and establishes a hierarchy for which these assets and liabilities must be grouped based on significant levels of inputs as follows:

Level 1	Quoted prices in active markets for identical assets or liabilities.
Level 2:	Quoted prices in active markets for similar assets and liabilities and inputs that are observable for the asset or liability.
Level 3:	Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The determination of where assets and liabilities fall within this hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Earnings (Loss) per Common Share

We report loss per share using a dual presentation of basic and diluted loss per share.  Basic loss per share excludes the impact of common stock equivalents.  Diluted loss per share utilizes the average market price per share when applying the treasury stock method in determining common stock equivalents.  At February 28, 2011 (unaudited) and May 31, 2010, there were no variances between the basic and diluted loss per share as there were no potentially dilutive securities outstanding.

Income Taxes

We account for income taxes as required by the Income Tax Topic of the FASB ASC, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns.  Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Full Throttle Indoor Kart Racing, Inc.
(A Development Stage Company)
Notes to Financial Statements

We have analyzed filing positions in all of the federal and state jurisdictions where we are required to file income tax returns, as well as all open tax years in these jurisdictions.  The Company has identified its federal tax return and its state tax return in Colorado as “major” tax jurisdictions, as defined.  We are not currently under examination by the Internal Revenue Service or any other jurisdiction.  The Company believes that its income tax filing positions and deductions will be sustained on audit and does not anticipate any adjustments that will result in a material adverse effect on the Company’s financial condition, results of operations, or cash flow.  Therefore, no reserves for uncertain income tax positions have been recorded.

Fiscal Year-end

The Company operates on a May 31 year-end.

(2)           Related Party Transactions

During the period from August 1, 2009 through August 31, 2010, we received office space from our CFO at a rate of $100 per month.  Rent expense totaled $1,300 (unaudited) for the period from July 10, 2009 (inception) through August 31, 2010.  These amounts have been recognized as Additional paid-in capital, contributed by the CFO for the periods presented.

Effective July 10, 2009, we issued 700,000 shares of our common stock to our founder/president in exchange for the acquisition by the Company of all of the rights, title and interest in and to the Full Throttle Indoor Kart Racing Business and Capital Formation Plan that he had prepared. The transaction was recorded at fair value, as determined by the Board of Directors, totaling $510.  In April 2011 these shares were reverse split on a ten to one basis, resulting in 70,000 post split shares.

Effective August 20, 2009, we issued 150,000 shares of our common stock to our CFO in exchange for provision of general financial services in the capacity of CFO of Full Throttle Indoor Kart Racing, Inc. during the development and initial start-up of the company. The transaction was recorded at fair value, as determined by the Board of Directors, totaling $1,500.  In April 2011 these shares were reverse split on a ten to one basis, resulting in 15,000 post split shares.

During March and April 2010, we sold 150,000 shares of our common stock to four directors for $25,000 each ($.1667 per share), resulting in total proceeds of $100,000.  In April 2011 these shares were reverse split on a ten to one basis, resulting in 15,000 post split shares for each director.

(3)           Shareholders’ Equity

On July 11, 2009, we issued 150,000 shares of our common stock to our attorney in exchange for services related to the development of the company. The transaction was recorded at fair value of the services rendered, totaling $1,000.  In April 2011 these shares were reverse split on a ten to one basis, resulting in 15,000 post split shares.

(4)           Income Taxes

A reconciliation of the U.S. statutory federal income tax rate to the effective tax rate is as follows:

	February 28,	May 31,
	2011	2010
	(Unaudited)
U.S. Federal statutory graduated rate	15.00%	15.00%
State income tax rate,
net of federal benefit	3.94%	3.94%
Permanent differences	-0.10%	-1.71%
Net operating loss for which no tax
benefit is currently available	-18.84%	-17.23%
	0.00%	0.00%

Full Throttle Indoor Kart Racing, Inc.
(A Development Stage Company)
Notes to Financial Statements

At February 28, 2011, deferred tax assets consisted of a net tax asset of $12,873 (unaudited), due to operating loss carryforwards of $67,980 (unaudited), which was fully allowed for in the valuation allowance of $9,229 (unaudited).  The valuation allowance offsets the net deferred tax asset for which there is no assurance of recovery.  The change in the valuation allowance for the nine months ended February 28, 2011 totaled $10,963 (unaudited).

At May 31, 2010, deferred tax assets consisted of a net tax asset of $1,910, due to operating loss carryforwards of $10,086, which was fully allowed for in the valuation allowance of $1,910.  The valuation allowance offsets the net deferred tax asset for which there is no assurance of recovery.  The change in the valuation allowance for the period ended May 31, 2010 totaled $1,910.  The current tax benefit also totaled $1,910 for the period ended May 31, 2010.  The net operating loss carryforward expires through the year 2030.

The valuation allowance will be evaluated at the end of each year, considering positive and negative evidence about whether the deferred tax asset will be realized.  At that time, the allowance will either be increased or reduced; reduction could result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax assets is no longer impaired and the allowance is no longer required.

Should we undergo an ownership change as defined in Section 382 of the Internal Revenue Code, our net tax operating loss carryforwards generated prior to the ownership change will be subject to an annual limitation, which could reduce or defer the utilization of these losses.

(5)     Subsequent Event

On April 16, 2011, the Company's board of directors and all of its shareholders approved a reverse split of the outstanding common stock on a ten to one basis.  The board of directors also reduced the number of shares reserved for future equity compensation from 100,000 shares to 10,000 shares.  As a result the total number of issued and outstanding shares decreased from 1,600,000 to 160,000 following the reverse split.